                                                                    EXHIBIT 2.01

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                                 CYBERCASH, INC.

                         SHAKER ACQUISITION CORPORATION,

                              TELLAN SOFTWARE, INC.

                                       AND

                                 DONALD L. NEFF



                                  June 25, 1999

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
1.    The Merger.............................................................1
      1.1   The Merger.......................................................1
      1.2   Closing; Effective Time..........................................2
      1.3   Effect of the Merger.............................................2
      1.4   Articles of Incorporation; Bylaws................................2
      1.5   Directors and Officers...........................................2
      1.6   Effect on Capital Stock..........................................2
      1.7   Surrender of Certificates.......................................10
      1.8   No Further Ownership Rights in Target Capital
            Stock...........................................................13
      1.9   Lost, Stolen or Destroyed Certificates..........................13
      1.10  Tax and Accounting Consequences.................................13
      1.11  Taking of Necessary Action; Further Action......................13

2.    Representations and Warranties of Target..............................13
      2.1   Organization, Standing and Power................................14
      2.2   Authority.......................................................14
      2.3   Governmental Authorization......................................15
      2.4   Financial Statements............................................15
      2.5   Capital Structure...............................................15
      2.6   Absence of Certain Changes......................................16
      2.7   Absence of Undisclosed Liabilities..............................17
      2.8   Litigation......................................................17
      2.9   Restrictions on Business Activities.............................17
      2.10  Intellectual Property...........................................17
      2.11  Interested Party Transactions...................................22
      2.12  Minute Books....................................................22
      2.13  Complete Copies of Materials....................................22
      2.14  Material Contracts..............................................22
      2.15  Inventory.......................................................23
      2.16  Accounts Receivable.............................................23
      2.17  Customers and Suppliers.........................................23
      2.18  Employees and Consultants.......................................24
      2.19  Title to Property...............................................24
      2.20  Environmental Matters...........................................24
      2.21  Taxes...........................................................25
      2.22  Employee Benefit Plans..........................................27
      2.23  Employee Matters................................................30
      2.24  Insurance.......................................................30
      2.25  Compliance With Laws............................................30
      2.26  Brokers' and Finders' Fees......................................31
      2.27  Bank Accounts...................................................31
      2.28  Indemnification Claims..........................................31

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

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
      2.29  Power of Attorney...............................................31
      2.30  Representations Complete........................................31

3.    Representations and Warranties of Acquiror and Merger
      Sub...................................................................31
      3.1   Organization, Standing and Power................................32
      3.2   Authority.......................................................32
      3.3   SEC Documents: Financial Statements.............................33
      3.4   Capital Structure...............................................34
      3.5   Interim Operations of Merger Sub................................35
      3.6   Absence of Certain Changes......................................35
      3.7   Broker's Fees and Finder's Fees.................................35
      3.8   Litigation......................................................35
      3.9   Registration Statement..........................................36
      3.10  Representations Complete........................................36

4.    Conduct Prior To The Effective Time...................................36
      4.1   Conduct of Business of Target and Acquiror......................36
      4.2   Conduct of Business of Target...................................37
      4.3   No Solicitation.................................................39

5.    Additional Agreements.................................................39
      5.1   Preparation of Solicitation Statement...........................39
      5.2   Approval of Shareholders........................................40
      5.3   Sale of Shares Pursuant to Regulation D.........................41
      5.4   Access to Information...........................................41
      5.5   Confidentiality.................................................41
      5.6   Public Disclosure...............................................41
      5.7   Consents; Cooperation...........................................42
      5.8   Shareholder Agreement...........................................42
      5.9   Legal Requirements..............................................42
      5.10  Blue Sky Laws...................................................42
      5.11  Escrow Agreement................................................43
      5.12  Nonaccredited Stockholders......................................43
      5.13  Option Exercise.................................................43
      5.14  Employees.......................................................43
      5.15  Reorganization..................................................43
      5.16  Expenses; Target Legal Fees.....................................43
      5.17  Interim Balance Sheet...........................................43
      5.18  Registration of Shares Issued in the Merger.....................44
      5.19  Indemnification.................................................47
      5.20  Termination of 401(k) Plan......................................48
      5.21  Employee Plans of the Surviving Corporation.....................49
      5.22  Excluded Vehicle Asset Transfer.................................49

                                TABLE OF CONTENTS
                                   (continued)

                                                                           Page
                                                                           ----
6.    Conditions to the Merger..............................................49
      6.1   Conditions to Obligations of Each Party to Effect
            the Merger......................................................49
      6.2   Additional Conditions to the Obligations of
            Acquiror and Merger Sub.........................................49
      6.3   Additional Conditions to Obligations of Target..................52

7.    Termination, Amendment and Waiver.....................................53
      7.1   Termination.....................................................53
      7.2   Effect of Termination...........................................53
      7.3   Amendment.......................................................54
      7.4   Extension; Waiver...............................................54

8.    Escrow and Indemnification............................................55
      8.1   Escrow Fund.....................................................55
      8.2   Indemnification.................................................56
      8.3   Limitation of Liability.........................................56
      8.4   Manner of Indemnification.......................................56
      8.5   Indemnification by Acquiror and Merger Sub......................56
      8.6   Limitation of Liability on Acquiror and Merger Sub..............57
      8.7   Escrow Period; Release From Escrow..............................57
      8.8   Claims Upon Escrow Fund.........................................58
      8.9   Objections to Claims............................................58
      8.10  Resolution of Conflicts and Arbitration.........................58
      8.11  Shareholders' Agent.............................................60
      8.12  Actions of the Shareholders' Agent..............................60
      8.13  Third-Party Claims..............................................61
      8.14  Adjustment Escrow...............................................61

9.    General Provisions....................................................61
      9.1   Notices.........................................................61
      9.2   Definitions.....................................................63
      9.3   Counterparts....................................................63
      9.4   Entire Agreement; Nonassignability; Parties in
            Interest........................................................63
      9.5   Severability....................................................63
      9.6   Remedies Cumulative.............................................64
      9.7   Arbitration.....................................................64
      9.8   Governing Law...................................................64
      9.9   Rules of Construction...........................................64

                                      iii

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
                                LIST OF EXHIBITS

            Exhibit A                        Agreement of Merger
            Exhibit B                        Certificate of Merger
            Exhibit C                        Shareholder Agreement
            Exhibit D                        Escrow Agreement
            Exhibit E                        Employment Offer Letter
            Exhibit F                        Noncompete Agreement
            Exhibit G-1 and G-2              Employment Agreements
            Exhibit H                        Legal Opinion of Target Counsel
            Exhibit I                        Legal Opinion of Acquiror Counsel

                      AGREEMENT AND PLAN OF REORGANIZATION


      This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of June 25, 1999 by and among CyberCash, Inc., a Delaware corporation ("Acquiror"), Shaker Acquisition Corporation, a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Acquiror, Tellan Software, Inc., a California corporation ("Target"), and Donald L. Neff, the principal shareholder of Target ("Principal Shareholder").

                                    RECITALS

      The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the shareholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger.

      Pursuant to the Merger, among other things, the outstanding shares of Target Common Stock ("Target Common Stock") shall be converted into the right to receive the Merger Consideration (as defined in Section 1.6(a)) upon the terms and subject to the conditions set forth herein.

      Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

      The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

      NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

      1.    The Merger.

            1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger in the form attached hereto as Exhibit A (the "Agreement of Merger"), the Certificate of Merger in the form attached hereto as Exhibit B (the "Certificate of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the California Corporations Code ("California Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

            1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable, but no later than two (2) business days, after the satisfaction or waiver of each of the conditions set forth in Section 6 hereof, or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, California 94301, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger, together with any required certificates, with the Secretary of State of the State of California and the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of California Law and Delaware Law, respectively (the time of such filing being the "Effective Time").

            1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger, the Certificate of Merger and the applicable provisions of California Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            1.4   Articles of Incorporation; Bylaws.

                  (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by California Law and such Articles of Incorporation; provided, however, that Section 1 of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Tellan Software, Inc."

                  (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

            1.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

            1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

                  (a) Conversion of Target Capital Stock. Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 1.6(b) hereof and any Dissenting Shares (to the extent provided in Sections 1.6(i) and 1.7(h) hereof)) will be canceled and extinguished and shall be converted and exchanged, without any action on the part of the holders (the "Shareholders") thereof, into the right to receive the following (the "Merger Consideration"):

                        (i)   subject to Section 1.6(c) hereof, that
number of validly issued, fully paid and nonassessable shares of the Common Stock of the Acquiror ("Acquiror Common Stock") equal to the amount obtained by
(i) the quotient of $11,000,000 divided by the Closing Market Price (defined below) divided by (ii) the number of outstanding shares of Target Common Stock immediately prior to the Effective Time (the "Exchange Ratio"); and

                        (ii)  subject to Sections 1.6(d) and 1.6(e)
hereof, the cash amount equal to $1,000,000 (the "Pre-Fee Cash Consideration") less the fees and expenses of Target incurred in connection with the merger prior to the Effective Time (the "Transaction Fees") (the "Aggregate Cash Consideration") and divided by the number of outstanding shares of Target Common Stock immediately prior to the Effective Time (the "Per Share Cash Consideration").

                        (iii)       Any adjustments to the Merger
Consideration pursuant to Section 1.6(c), Section 1.6(d), and Section 1.6(e) hereof shall be made on a pro rata basis in accordance with the Shareholders' respective ownership of Target Common Stock immediately prior to the Effective Time ("Pro Rata") and, with respect to Section 1.6(c) and 1.6(e), shall be subject to Section 1.7(i) hereof.

                  (b) Cancellation of Target Capital Stock Owned by Acquiror. At the Effective Time, each share of Target Common Stock and Target Preferred Stock (collectively, "Target Capital Stock") owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                  (c)   Merger Consideration Adjustment - Collar.
The Merger Consideration shall be subject to adjustment as follows:

                        (i)   If the Effective Market Price (as
defined in Section 1.6(a)(iii) below) is less than the Closing Market Price, the Merger Consideration to be paid to each holder of Target Common Stock shall be increased by issuing additional shares of Acquiror Common Stock equal to (i) the product of (x) the number of shares of Acquiror Common Stock to which such holder is entitled under Section 1.6(a)(i) hereof by virtue of ownership of outstanding shares of Target Common Stock and (y) the difference between the Effective Market Price and the Closing Market Price divided by (ii) the Effective Market Price (the "Post-Closing Additional Shares"), provided, however, that the number of Post-Closing Additional Shares issued hereunder shall not exceed ten percent (10%) of the shares issuable to such holder as part of the Merger Consideration as of the Effective Time and shall be subject to
Section 1.7(i) hereof.

      Examples of calculations of the foregoing formula are set forth in
Schedule 1.6(c)(i) hereof.



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

                        (ii)  If the Effective Market Price is
greater than the Closing Market Price, the Merger Consideration to be paid to each holder of Target Common Stock shall be decreased by canceling the number of shares of Acquiror Stock issued as of the Effective Time equal to (i) the product of (x) the number of shares of Acquiror Common Stock to which such holder is entitled under Section 1.6(a)(i) hereof by virtue of ownership of outstanding shares of Target Common Stock and (y) the difference between the Effective Market Price and the Closing Market Price divided by (ii) the Effective Market Price (the "Post-Closing Canceled Shares"), provided, however, that the number of Post-Closing Canceled Shares canceled hereunder shall not exceed ten percent (10%) of the shares issuable to such holder as part of the Merger Consideration as of the Effective Time. For purposes of effecting this
Section 1.6(c)(ii), ten percent (10%) of the shares issued to such holder as part of the Merger Consideration as of the Effective Time shall be deposited and subject to the Adjustment Escrow (defined in Section 1.7(i) hereof) pursuant to
Section 1.7(i) and Section 8 hereof; and

      Examples of calculations of the foregoing formula are set forth in
Schedule 1.6(c)(ii) hereof.

                        (iii)       For the purpose of this Agreement,
as of a particular date, the term "Market Price" shall mean the average of the closing bid price per share of Acquiror's Common Stock as quoted on the NASDAQ National Market System for 5 consecutive trading days ending on the trading day immediately prior to that date, as reported in the Wall Street Journal. Further, for the purpose of this Agreement, (i) the term "Closing Market Price" shall mean the Market Price determined as of the Closing Date, and (ii) the term "Effective Market Price" shall mean the Market Price determined as of the date the Registration Statement (as defined below) is declared effective by the SEC after the Closing Date.

                  (d) Merger Consideration Adjustment - Earnout. The Merger Consideration shall be subject to adjustment upward based on the achievement of certain product development milestones and financial targets, as follows:

                        (i)   (x) $335,000 in cash shall be payable
Pro Rata to the Shareholders within thirty (30) days after the Acquiror reasonably determines that Target has substantially met the acceptance criteria for the Unix Port to Solaris (the "Solaris Milestone"), as set forth on Schedule 1.6(d)(i) during the four fiscal quarters following the Effective Time and (y) an additional $335,000 in cash shall be payable Pro Rata to the Shareholders within thirty (30) days after the Acquiror reasonably determines that Target has substantially met the acceptance criteria for the complete technical turnover for development (the "Technical Turnover Milestone"), as set forth on Schedule 1.6(d)(i), during the four fiscal quarters following the Effective Time, each in accordance with the terms set forth in Schedule 1.6(d)(i) hereof.

                        (ii)  Up to an additional $499,000 in cash
shall be payable Pro Rata to the Shareholders within thirty (30) days after the completion of an audit by Acquiror to the extent that sales revenues derived from Target's products (including future releases) and products of Acquiror and its Affiliates (defined below) derived from Target's products (including future releases) (collectively the "Target Products") exceed an aggregate $2,500,000 (the


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

"Primary Threshold Amount") during the four fiscal quarters following the Effective Time (the "First Earnout Period") as set forth below:

                              (x)   For reported revenues between
$2,500,001 to $3,000,000, the aggregate cash amount equal to the product of (1) the reported revenue figure less $2,500,000 divided by $500,000 and (2) $335,000 (the "Initial Earnout Amount"); and

                              (y)   For reported revenues over
$3,000,000, the aggregate cash amount equal to the Initial Earnout Amount and the product of (1) the reported revenue figure less $3,000,000 (or $500,000, whichever is less) divided by $500,000 and (2) $164,000.

                  Examples of calculations of the foregoing formulas are set forth in Schedule 1.6(d)(ii) hereof.

                        (iii)       If sales revenues of the Target
Products reach sales revenues of at least $2,000,000 (the "Secondary Threshold Amount") during the First Earnout Period, then at the end of the four fiscal quarters following the First Earnout Period (the "Second Earnout Period") and four fiscal quarters following the Second Earnout Period (the "Third Earnout Period"), Acquiror will pay in cash Pro Rata to Shareholders within thirty (30) days upon completion of an audit by Acquiror of reported revenues of the Second Earnout Period or Third Earnout Period, as the case may be, 15% of any increase in sales of the Target Products recognized in such earnout period. As used in this Agreement, "Affiliate" means any person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

                  Examples of calculations of the foregoing formula are set forth in Schedule 1.6(c)(iii) hereof.

                        (iv)  Acquiror will conduct an audit of
records relating to Target product sales revenue promptly after the conclusion of each Earnout Period, with such audit to be completed within sixty (60) days after the conclusion of the applicable Earnout Period.

                        (v)   Notwithstanding anything to the
contrary herein, if the ratio of (i) aggregate cash payments ("Aggregate Cash Payments") required by this Agreement (including cash payable to Shareholders, cash paid in lieu of fractional shares and cash paid to dissenters) divided by
(ii) the sum of (x) Aggregate Cash Payments plus (y) the value of the shares of Acquiror Common Stock (the "Test Ratio Share Value") deliverable to the Shareholders under this Agreement exceeds nineteen percent (19%), Acquiror shall deliver to the Shareholders, and the Shareholders shall accept, in lieu of any cash amount payable to the Shareholders in excess of the Aggregate Cash Payments previously paid to the Shareholders prior to the date the Test Ratio Share Value exceeds nineteen percent (19%), additional shares of Acquiror Common Stock ("Tax Qualification Shares"), until the foregoing ratio equals or is less than nineteen percent (19%). Such Tax Qualification Shares shall be issued as restricted stock, provided that Acquiror shall use its diligent efforts to include such shares in the next registration statement filed by Acquiror for any purpose and thereby register the shares at its expense. Such right of the Shareholders to receive Tax Qualification Shares shall not be assignable by any Shareholder.

      For purposes of calculating the Test Ratio Share Value, shares of Acquiror Common Stock issued pursuant to Section 1.6(a)(i) shall be valued at the mean of the high and low sales price of a share of Acquiror Common Stock on the date of the Effective Time (the "Closing Tax Value") and additional shares of Acquiror Common Stock issued pursuant to Section 1.6(c)(i), and any Tax Qualification Shares issued prior to calculation of the Test Ratio Share Value shall be valued at the lesser of the Closing Tax Value or the mean of the high and low sales price of a share of Acquiror Common Stock on the date of issuance of such stock.

      For purposes of calculating any required adjustment in the mix of consideration, the parties shall first compute any required reduction in Aggregate Cash Payments by adding Aggregate Cash Payments to the numerator and denominator of the foregoing ratio, excluding any adjustment to the denominator of the ratio resulting from any corresponding increase in Tax Qualification Shares resulting from the required reduction.

      For purposes of substituting Tax Qualification Shares in lieu of the reduced amount of Aggregate Cash Payments as so determined, the Tax Qualification Shares shall be valued at the time of issuance based on the average of the closing bid price per share of Acquiror's Common Stock as quoted on the NASDAQ National Market System, as reported in the Wall Street Journal, for 5 consecutive trading days ending on the trading day immediately prior to the date the Tax Qualification Shares are issued (the "Issuance Time Value").

                  (e)   Merger Consideration Adjustment - Balance Sheet.

                        (i)   Within sixty (60) days following the
Closing Date, Acquiror shall cause to be prepared and delivered to the Shareholder Agent an unaudited balance sheet of the Surviving Corporation as of the Closing Date (the "Adjusted Balance Sheet"). The Adjusted Balance Sheet will be prepared in accordance with generally accepted accounting principles on a basis consistent with the most recent regularly prepared financial statements of Acquiror. The parties hereby agree that the Final Net Assets (defined below) shall not include or account as an asset (i) any loans receivable from holders of options under the Target Stock Option Plan (defined in Section 2.5) pursuant to any purchases of Target Common Stock upon exercise of such options with a promissory note (or any payments received on such loans receivable), (ii) accounts receivable which are more than ninety (90) days outstanding as of May 31, 1999, (iii) Target's 1995 Ford Explorer which shall be purchased from Target by Principal Shareholder pursuant to Section 5.22 below (the "Excluded Vehicle Asset") or (iv) the Excluded Vehicle Proceeds (as defined in Section 5.22) and shall not include as a liability the Transaction Fees. In accordance with the foregoing, the (x) total assets less (y) total liabilities as of the Closing Date (the "Final Net Assets") shall be derived from the Adjusted Balance Sheet. In the event that, pursuant to the terms of this Section 1.6(e), it is determined that Final Net Assets are less than the (x) total assets less (y) total liabilities (the "Preliminary Net Assets") derived from the balance sheet of Target dated May 31, 1999 (the "Interim Balance Sheet," such

Interim Balance Sheet to likewise exclude as an asset accounts receivable which are more than ninety (90) days outstanding as of May 31, 1999 and the Excluded Vehicle Asset, and to exclude as a liability the Transaction Fees, in determining the Preliminary Net Assets) and required by Section 5.17 hereof, then an amount equal to such difference (the "Negative Difference") shall be paid to Acquiror out of the Escrow Fund upon the delivery to the Escrow Agent of an Officer's Certificate in accordance with the terms of Section 8 hereof; provided, however, that in the event that the Negative Difference exceeds $50,000 (an "Extraordinary Difference"), the Shareholders (including Principal Shareholder) shall, in addition to the $50,000 paid out from the Escrow Fund, reimburse Acquiror in cash separate from and in addition to amounts contributed to the Escrow Fund by such Shareholders for the for the amount over $50,000. Payments made by the Shareholders with respect to an Extraordinary Difference shall be made to Acquiror within fifteen (15) days of the resolution of such matter pursuant to the terms hereof. In the event that, pursuant to the terms of this Section 1.6(e), it is determined that Final Net Assets at the Closing Date are greater than Preliminary Net Assets, then Acquiror shall pay Pro Rata to the Shareholders, subject to Section 1.7(i), a cash amount equal to such difference within fifteen (15) days of the resolution of such matter pursuant to the terms hereof. "Shareholder Agent," "Escrow Fund," "Escrow Agent" and "Officer's Certificate" are defined in Section 8 hereof.

                        (ii)  Following delivery by Acquiror to the
Shareholder Agent of the Adjusted Balance Sheet, Acquiror shall give to the Shareholder Agent reasonable access during Acquirer's business hours to those books and records of the Surviving Corporation in the possession of Acquiror and any personnel which relate to the preparation of the Adjusted Balance Sheet for purposes of resolving any disputes concerning the Adjusted Balance Sheet and the calculation of Final Net Assets.

                        (iii)       The Shareholder Agent shall have
thirty (30) days following delivery of the Adjusted Balance Sheet during which to notify Acquiror in writing (the "Notice of Objection") of any good faith objections to the calculation of Final Net Assets or the Adjusted Balance Sheet as it affects such calculation, setting forth a reasonably specific and detailed description of its objections and the dollar amount of each objection. If the Shareholder Agent objects to the Adjusted Balance Sheet, or Acquiror's calculation of Final Net Assets as reflected thereon, Acquiror and the Shareholder Agent shall attempt to resolve any such objections within thirty
(30) days of the receipt by Acquiror of the Notice of Objection.

                        (iv)  If Acquiror and the Shareholder Agent
are unable to resolve any such dispute within the thirty (30) day period referred to in Section 1.6(e)(iii) above, Acquiror and the Shareholder Agent shall submit the dispute to a "Big Five" independent accounting firm chosen by Acquiror (the "Independent Accounting Firm"). Each of the parties to this Agreement shall, and shall cause their respective affiliates and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (x) act in its capacity as an expert and not as an arbitrator, (y) consider only those matters as to which there is a dispute between the parties and (z) be instructed to reach its conclusions regarding any such dispute within thirty (30) days after its appointment and provide a written explanation of its decision. In the event that Acquiror and the Shareholder Agent submit any


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

dispute to an Independent Accounting Firm, each such party may submit a "position paper" to the Independent Accounting Firm setting forth the position of such party with respect to such dispute, to be considered by such Independent Accounting Firm as it deems fit. Fifty percent (50%) of any expenses relating to the engagement of the Independent Accounting Firm shall be paid by Acquiror and fifty percent (50%) of such expenses shall be paid by the Shareholders (including Principal Shareholder) separate and in cash separate from and in addition to the amounts contributed to the Escrow Fund.

                        (v)   If the Shareholder Agent does not
deliver the Notice of Objection in accordance with Section 1.6(e)(iii) above (i.e., within a thirty-day period), the Adjusted Balance Sheet (together with Acquiror's calculation of Final Net Assets reflected thereon), shall be deemed to have been accepted by all of the parties to this Agreement. In the event that the Shareholder Agent delivers a Notice of Objection in accordance with the provisions above and Acquiror and the Shareholder Agent are able to resolve such dispute by mutual agreement, the Adjusted Balance Sheet, together with Acquiror's calculation of Final Net Assets reflected thereon, to the extent modified by mutual agreement of such parties, shall be deemed to have been accepted by all of the parties to this Agreement. In the event that the Shareholder Agent delivers a Notice of Objection in accordance with the provisions set forth above and Acquiror and the Shareholder Agent are unable to resolve such dispute by mutual agreement, the determination of the Independent Accounting Firm shall be final and binding on the parties and the Adjusted Balance Sheet, together with Acquiror's calculation of Final Net Assets reflected thereon, to the extent modified by the Independent Accounting Firm, shall be deemed to have been accepted by all of the parties to this Agreement. Subject to the foregoing provisions, the calculations of Final Net Assets reflected on any such Adjusted Balance Sheet shall be conclusive and binding on all of the parties to this Agreement, no further adjustments shall be made thereto and neither Acquiror, the Shareholder Agent nor the Shareholders shall have any further right to challenge such calculation of Final Net Assets, whether pursuant to the terms of Section 8.10 hereof or otherwise.

                  (f) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (g) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Common Stock occurring after the date hereof and prior to the Effective Time.

                  (h) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Closing Market Price. The fractional share interests of each Target shareholder shall be aggregated, so that no Target shareholder shall receive cash in respect of fractional share interests in an amount greater than the value of one full share of Acquiror Common Stock.

                  (i) Dissenters' Rights. Dissenting Shares, if any, shall not be converted into the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to California Law. Target shall give Acquiror prompt notice of any demand received by Target to require Target to purchase shares of Common Stock of Target, and Acquiror shall have the right to direct (in consultation with Target prior to the Closing Date) and to participate in all negotiations and proceedings with respect to such demand. Target agrees that, except with the prior written consent of Acquiror, which Acquiror shall not unreasonably withhold or delay, or as required under the California Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of California Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such shareholder of a certificate or certificates representing shares of Target Capital Stock, the Merger Consideration to which such shareholder would otherwise be entitled under this Section 1.6 and the Certificate of Merger less the Merger Consideration allocable to such shareholder that has been deposited in the Escrow Fund (as defined below) in respect of such shares of Target Common Stock pursuant to Section 1.7(i) and Section 8 hereof.

                  (j) Certificate Legends. The shares of Acquiror Common Stock to be issued pursuant to this Section 1 shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. Each certificate evidencing shares of Acquiror Common Stock to be issued pursuant to this Section 1 shall bear the following legend:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY

            ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

and any legends required by state securities laws. Further, each certificate shall additionally bear the following legend in connection with the Rights Agreement between Acquiror and BankBoston, N.A. dated as of June 30, 1998:

            THIS CERTIFICATE ALSO EVIDENCES AND ENTITLES THE HOLDER HEREOF TO CERTAIN RIGHTS AS SET FORTH IN A RIGHTS AGREEMENT BETWEEN CYBERCASH, INC. (THE "COMPANY") AND BANKBOSTON N.A. (THE "RIGHTS AGENT") DATED AS OF JUNE 30, 1998 (THE "RIGHTS AGREEMENT"), THE TERMS OF WHICH ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY. UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE RIGHTS AGREEMENT, SUCH RIGHTS WILL BE EVIDENCED BY SEPARATE CERTIFICATES AND WILL NO LONGER BE EVIDENCED BY THIS CERTIFICATE. THE COMPANY WILL MAIL TO THE HOLDER OF THIS CERTIFICATE A COPY OF THE RIGHTS AGREEMENT AS IN EFFECT ON THE DATE OF MAILING WITHOUT CHARGE AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR. UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS ISSUED TO, OR HELD BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR ANY AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT), WHETHER CURRENTLY HELD BY OR ON BEHALF OFSUCH PERSON OR BY ANY SUBSEQUENT HOLDER, MAY BECOME NULL AND VOID. THE RIGHTS SHALL NOT BE EXERCISABLE, AND SHALL BE NULL AND VOID SO LONG AS HELD, BY A HOLDER IN ANY JURISDICTION WHERE THE REQUISITE QUALIFICATION OF THE ISSUANCE TO SUCH HOLDER, OR THE EXERCISE BY SUCH HOLDER, OF THE RIGHTS IN SUCH JURISDICTION SHALL NOT HAVE BEEN OBTAINED OR BE OBTAINABLE.

            1.7   Surrender of Certificates.

                  (a) Exchange Agent. BankBoston, N.A. shall act as exchange agent (the "Exchange Agent") in the Merger.

                  (b) Acquiror to Provide Common Stock and Cash. Promptly after the Effective Time, Acquiror shall supply or cause to be supplied to the Exchange Agent for exchange in accordance with this Section 1 through such reasonable procedures as Acquiror may adopt (i) certificates evidencing the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time, less the number of shares of Acquiror Common Stock to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Section 1.7(i) and Section 8, (ii) cash in an amount sufficient to pay the Per Share Cash Consideration which the holders of Target Common Stock are entitled to deserve pursuant to Section 1.6(a) above less 10% of the aggregate Per Share Cash Consideration to be deposited into the Escrow Fund pursuant to the requirements of Section 1.7(i) and Section 8 hereof, and (iii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(i) (collectively, (i), (ii) and (iii) shall be referred to as the "Exchange Fund").

               (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Common Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify), (ii) such other customary documents as may be required pursuant to such instructions, and (iii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock and the Per Share Cash Consideration (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Acquiror Common Stock less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Sections 1.7(i) and 8 hereof, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(d), (C) the aggregate Per Share Cash Consideration which the holder is entitled to less the amount to be deposited into the Escrow Fund on such holder's behalf pursuant to Sections 1.7(i) and 8 hereof, and (D) cash (without interest) in respect of fractional shares as provided in Section 1.6(i) and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

                  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

                  (e) Transfers of Ownership. At the Effective Time, the stock transfer books of the Target shall be closed and there shall be no further registration of transfers of Target Common Stock or Target Preferred Stock thereafter on the records of the Target. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of Target one year after the Effective Time shall be delivered to Acquiror, upon demand, and any shareholders of Target who have not previously complied with this Section 1.7 shall thereafter look only to Acquiror for payment of their claim for the Merger Consideration and any dividends or distributions with respect to Acquiror Common Stock.

                  (g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (h) Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 1.6 hereof.

                  (i) Escrow. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 8 hereof, Acquiror shall cause to be deposited with the Escrow Agent the number of shares of Acquiror Common Stock equal to the sum of (i) 10% of the total number of shares of Acquiror Common Stock to be issued in the Merger (the "Indemnification Shares"), (ii) pursuant to Section 1.6(c)(ii) hereof, an additional 10% of the total number of shares of Acquiror Common Stock to be issued in the Merger (the "Adjustment Shares") and (iii) 10% of the Aggregate Cash Consideration (the "Indemnification Cash," and collectively with the Indemnification Shares and the Adjustment Shares, the "Initial Escrowed Consideration"). Additionally, and as soon as practicable after the occurrence and in accordance with Sections 1.6(c) and/or 1.6(e) hereof, Acquiror shall cause to be deposited with the Escrow Agent 10% of (i) any shares of Post-Closing Additional Shares issued pursuant to Section 1.6(c)(i) hereof, and (ii) any cash payment made by Acquiror to Shareholders pursuant to Section 1.6(e) hereof, to the extent that the Final Net Assets exceed the Preliminary Net Assets (the "Contingent Escrowed Consideration," and collectively with the "Initial Escrowed Consideration," the "Total Escrowed Consideration"). Pursuant to Section 8 hereof, the Adjustment Shares shall be held in a segregated escrow account (the "Adjustment Escrow").

            1.8 No Further Ownership Rights in Target Capital Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any dividends, distributions or cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.

            1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof such Merger Consideration (and dividends, distributions and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct which is permissible under Section 167 of the Delaware Law and will indemnify it against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost stolen or destroyed.

            1.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of
Section 368(a) of the Code.

            1.11 Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

      2. Representations and Warranties of Target. Except as disclosed in a document of even date herewith and delivered by Target and Principal Shareholder to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Target Disclosure Schedule"), Target and Principal Shareholder hereby jointly and severally represent and warrant to Acquiror and Merger Sub as follows:

            2.1 Organization, Standing and Power. Each of Target and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. Each of Target and its subsidiaries has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Target, each as amended to date, to Acquiror. Each of Target and its subsidiaries is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Target is the owner of all outstanding shares of capital stock of each of its subsidiaries listed in Section 2.1 of the Disclosure Schedule and all such shares are duly authorized, validly issued, fully paid and nonassessable. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than Target's interest in the subsidiaries listed in Section 2.1 of the Disclosure Schedule.

            2.2 Authority. Each of Target and Principal Shareholder has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target subject only to the approval of the Merger by Target's shareholders as contemplated by Section 6.1(a). The affirmative vote of the holders of a majority of the shares of Target's Common Stock outstanding on the record date for the Written Consent of Shareholders relating to this Agreement is the only vote of the holders of any of Target's Capital Stock necessary under California Law to approve this Agreement and the transactions contemplated hereby. The Board of Directors of Target has (i) unanimously approved this Agreement and the Merger, (ii) determined that in its opinion the Merger is in the best interests of the shareholders of Target and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of Target approve this Agreement and the Merger. This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under
(i) any provision of the Articles of Incorporation or Bylaws of Target or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, or, to Target's knowledge, any statute, law, ordinance, rule or regulation applicable to Target or any of its subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger in California and the Certificate of Merger in Delaware, together with the required officers' certificates, as provided in Section 1.2; (ii) the filing of the Certificate of Merger, as provided in Section 1.2; (iii) filings, if any, required under Regulation D of the Securities Act of 1933; (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

            2.3 Governmental Authorization. Target and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity
(i) pursuant to which Target or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's or any of its subsidiaries' business or the holding of any such interest and all of such authorizations are in full force and effect except where the failure to obtain or have any such authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

            2.4 Financial Statements. Target has delivered to Acquiror its unaudited financial statements for each of the fiscal years ended December 31, 1997 and December 31, 1998, respectively, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at and for the three month period ended March 31, 1999 and unaudited reported revenues for the twelve month period ended March 31, 1999 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles (except that the Financial Statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the consolidated financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Target maintains and will continue, prior to the Effective Time, to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles consistent with prior practice.

            2.5 Capital Structure. The authorized capital stock of Target consists of twenty-five million (25,000,000) shares of Target Common Stock, of which there are two million three hundred ninety-eight thousand eight hundred (2,398,800) issued and outstanding shares as of the close of business on the date hereof. All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. Target maintains the 1997 Stock Incentive Plan (the "Target Stock Option Plan"), pursuant to which there are outstanding on the date hereof options to purchase three hundred forty-seven thousand nine hundred (347,900) shares of Target Common Stock and has reserved an additional two thousand one hundred (2,100) shares of the Target Common Stock for issuance pursuant to options to be granted to employees, consultants and directors of Target. Except for the rights created pursuant to this Agreement and the rights disclosed in the preceding sentence, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its shareholders and (ii) to Target's knowledge, between or among any of Target's shareholders, except for the shareholders delivering the Shareholder Agreements (as defined below). All shares of outstanding Target Common Stock and Target Preferred Stock were issued in compliance with all applicable federal and state securities laws. There are no former shareholders of Target. Target has not repurchased any shares of its Capital Stock.

            2.6 Absence of Certain Changes. Since March 31, 1999, (the "Target Balance Sheet Date"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Target;
(ii) any acquisition, sale or transfer of any material asset of Target or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (v) any material contract entered into by Target or any of its subsidiaries, other than in the ordinary course of business and as provided to Acquiror, or any material amendment or termination of, or default under, any material contract to which Target or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to the Articles of Incorporation or Bylaws of Target; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees or (viii) any negotiation or agreement by Target or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of Target's Capital Stock.

            2.7 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended March 31, 1999 (the "Target Balance Sheet"),
(ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement. Notwithstanding the foregoing, Target has made available or delivered to Acquiror a list of all of its accounts payable (invoiced or otherwise) and other liabilities outstanding as of the date hereof.

            2.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target or any of its subsidiaries, threatened against Target or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target. There is no judgment, decree or order against Target or any of its subsidiaries, or, to the knowledge of Target and its subsidiaries, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in the Target Disclosure Schedule.

            2.9 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Target or any of its subsidiaries, any acquisition of property by Target or any of its subsidiaries or the conduct of business by Target or any of its subsidiaries as currently conducted by Target or any of its subsidiaries.

            2.10  Intellectual Property.

                  (a) For purposes of this Agreement, "Intellectual Property" means:

                        (i)   all issued patents, reissued or
reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, "Issued Patents");

                        (ii) all published or unpublished
nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively "Patent Applications" and, with the Issued Patents, the "Patents");

                        (iii)       all copyrights, copyrightable
works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, "Copyrights");

                        (iv)  trademarks, registered trademarks,
applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, "Trademarks");

                        (v)   all technology, ideas, inventions,
designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes; and

                        (vi)  all other intangible assets, properties
and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

                  (b) Target and its subsidiaries own and have good and marketable title to, or possess legally enforceable rights to use, all Intellectual Property used in the business of Target and its subsidiaries as currently conducted by Target and its subsidiaries. The Intellectual Property owned by and licensed to Target collectively constitutes all of the Intellectual Property necessary to enable Target to conduct its business as such business is currently being conducted.

                  (c) With respect to each item of Intellectual Property incorporated into any product of Target or otherwise used in the business of Target (except "off the shelf" or other software widely available through regular commercial distribution channels at a cost not exceeding $25,000 on standard terms and conditions, as modified for Target's operations) ("Target Intellectual Property") the Target Disclosure Schedule lists:

                        (i)   all Issued Patents and Patent
Applications and all registered trademarks, and trademark applications and all registered copyrights, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed; and

                        (ii)  the following agreements relating to
each of the products of Target or its subsidiaries (the "Target Products") or other Target Intellectual Property: all (A) agreements granting any right to distribute or sublicense a Target Product on any exclusive basis, (B) any exclusive licenses of Intellectual Property to or from Target, (C) agreements pursuant to which the amounts actually paid or payable under firm commitments to Target or its Subsidiaries are $25,000 or more, (D) joint development agreements, (E) any agreement by which Target grants any ownership right to any Target Intellectual Property owned by Target, (F) any purchase order relating to Target Intellectual Property, (G) any option relating to any

Target Intellectual Property, and (H) agreements pursuant to which any party is granted any rights to access source code or to use source code to create derivative works of Target Products.

                  (d) The Target Disclosure Schedule contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which Target or its Subsidiaries are a party and pursuant to which Target or its Subsidiaries are authorized to use any Intellectual Property owned by any third party excluding "off the shelf" or other software at a cost not exceeding $25,000 and widely available through regular commercial distribution channels on standard terms and conditions, as modified for Target's operations ("Third Party Intellectual Property"). Target has not been subject to an audit by the Software Publishers Association as to any of its Third Party Intellectual Property.

                  (e) To the knowledge of Target, there is no unauthorized use, disclosure, infringement or misappropriation of any Target Intellectual Property by any third party, including any employee or former employee of Target or any of its subsidiaries. Neither Target nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales or license agreements to end users arising in the ordinary course of business, the forms of which have been delivered to Acquiror or its counsel. There are no royalties, fees or other payments payable by Target to any Person by reason of the ownership, use, sale or disposition of Intellectual Property.

                  (f) Target has not breached, or received in writing any claim or threat that it has breached (i) any license, sublicense or other agreement (the "License Agreements") to which it is a party relating to Target Intellectual Property or Third Party Intellectual Property involving more than $10,000 in consideration in each such case, or (ii) any License Agreement in such a manner as would permit any other party to cancel or terminate the same (with or without notice of passage of time) or would provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims) from Target or give rise to a right of acceleration of any material obligation or loss of any material benefit under any such License Agreement, which in the aggregate could reasonably be expected to have a Material Adverse Effect on Target. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in an infringement on the Surviving Corporation's right to own or use any Target Intellectual Property, including any Third Party Intellectual Property.

                  (g) All patents, registered trademarks, service marks and copyrights held by Target are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid in the correct entity status amounts. Excluding from consideration all "off the shelf" or other software at a cost not exceeding $25,000 and widely available through regular commercial distribution channels on standard terms and conditions, as modified for Target's operations, Target is not infringing, misappropriating or making unlawful use of any proprietary asset owned or used by any third party, and Target has received no notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. There is no proceeding pending or, to the knowledge of Target, threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of Target Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. Target has not brought a proceeding alleging infringement of Target Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

                  (h) All current and former officers and employees of Target who have or had access to Target's Intellectual Property have executed and delivered to Target an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target of any Intellectual Property arising from services performed for Target by such persons, the form of which has been supplied to Acquiror. All current and former consultants and independent contractors to Target involved in the development or modification of Target's products (including those involved in supporting those products), and/or Target Intellectual Property have executed and delivered to Target an agreement (containing no exceptions or exclusions from the scope of its coverage) in the form delivered to Acquiror. To Target's knowledge, no employee or independent contractor of Target is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with Target. No current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Target Intellectual Property.

                  (i) Target has taken commercially reasonable and customary measures and precautions as necessary to protect and maintain the confidentiality of all Target Intellectual Property (except such Target Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all material Intellectual Property it owns or uses. Target has not disclosed, either directly or through a third party, Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information") owned by Target to third parties for use or appropriation by such third parties except pursuant to the terms of a written agreement between Target and such third parties and, to Target's knowledge, no disclosure, use or appropriation by or for a third party has occurred, either through Target or through a third party, without Target's consent. All use, disclosure or appropriation by Target of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

                  (j) No product liability claims have been communicated in writing to or, to the knowledge of Target, threatened against Target.

                  (k) A complete list of each of the Target Products and Target's proprietary software ("Target Software"), together with a brief description of each, is set forth in Schedule 2.10. The Target Software and Target Products conform in all material respects with any published specification, documentation, or performance standard, as published through any means, provided with respect thereto by or on behalf of Target.

                  (l) Target is not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing thereof by Target, or which may affect the validity, use or enforceability of such Target Intellectual Property. Target is not subject to any agreement which restricts in any material respect the use, transfer, or licensing by Target of the Target Intellectual Property or Target Products.

                  (m) All of Target's and its subsidiaries' products in the versions which are in present commercial release, as listed on Schedule 2.10(m) of the Target Disclosure Schedule (i) accept input and provide output of data involving dates or portions of dates before, during and after January 1, 2000 in a consistent, defined, disclosed and unambiguous manner as to the appropriate century, (ii) manage, store, manipulate, sort, sequence and perform calculations with respect to data involving dates or portions of dates before, during and after January 1, 2000, consistently and accurately, (iii) recognize, to the extent that such products contain functionality which requires the recognition of leap years generally, the year 2000 as a leap year and (iv) operate continuously without material error, malfunction or interruption caused by or resulting from the change of the centuries from 1999 to 2000, or the transition from any date in the twentieth or twenty-first century to any other date in the twentieth or the twenty-first centuries, and will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000 (collectively, "Year 2000 Compliant"). Except as listed on Schedule 2.10(m) of the Target Disclosure Schedule, all of the Target's and its subsidiaries' products in previously released versions which are no longer being distributed by Target or its subsidiaries are Year 2000 Compliant. Further, Target has disclosed to Acquiror the status of its year 2000 compliance efforts and Acquiror has accepted those efforts as adequate as of the date hereof. Acquiror acknowledges and accepts that (1) the corrective measures relating to prior versions of Target's and its subsidiaries' products, as outlined on Schedule 2.10(m) of the Target Disclosure Schedule, are commercially reasonable and adequately address Target's obligations with respect to such product versions as of the date hereof; and (2) the Surviving Corporation will be required to continue to implement such measures (or greater measures selected by Acquiror or the Surviving Corporation) at its expense after the Effective Time in order to complete those measures.

                  (n) To Target's knowledge, all of the Target's and its subsidiaries' Information Technology (as defined below) is Year 2000 Compliant, and will not cause a material interruption in the ongoing operations of the Target's or Subsidiary's business as it is presently conducted on or after January 1, 2000. For purposes of the foregoing, the term "Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Target or Subsidiary in the conduct of its business.

            2.11 Interested Party Transactions. Neither Target nor any of its subsidiaries is indebted to any director, officer, employee or agent of Target or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target or any of its subsidiaries. There have been no transactions during the two year period ending December 31, 1998 which would require disclosure if Target were subject to disclosure under Item 404 of Regulation S-K under the Securities Act.

            2.12 Minute Books. The minute books of Target and its subsidiaries made available to Acquiror contain a complete and accurate summary of actions taken by the board of directors and the shareholders, whether at a meeting or by written consent since the time of incorporation of Target and the respective subsidiaries through the date of this Agreement, except for such actions, if any, the omission of which is not material to Target, its Shareholders or its business, and reflect all transactions referred to in such minutes accurately in all material respects.

            2.13 Complete Copies of Materials. Target has delivered or made available true and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target and its subsidiaries.

            2.14 Material Contracts. All the Material Contracts (as hereafter defined) to which Target is a party are listed in Schedule 2.14 hereto. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to Target, and to Target's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither the Target nor, to Target's knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach of default by Target or, to Target's knowledge, by any such other party, or permit termination, modification or acceleration, under the agreement. Target is not a party to any oral contract, agreement or other arrangement. "Material Contract" means any contract, agreement or commitment to which Target is a party
(i) involving more than $10,000 in consideration in each such case, or (ii) which if breached by Target in such a manner as would permit any other party to cancel or terminate the same (with or without notice of passage of time) or would provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Target or give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment which, if exercised, in the aggregate could reasonably be expected to have a Material Adverse Effect on Target.

            2.15 Inventory. The inventories shown on the Financial Statements or thereafter acquired by Target, were acquired and maintained in the ordinary course of business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business. Since the Target Balance Sheet Date, Target has continued to replenish inventories in a normal and customary manner consistent with past practices. Target has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. Target is not under any liability or obligation with respect to the return of any material item of inventory in the possession of wholesalers, retailers or other customers. Since the Target Balance Sheet Date, adequate provision has been made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

            2.16 Accounts Receivable. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than affiliates, are not subject to any prior assignment, lien or security interest and are not subject to valid defenses, set-offs or counter claims. The accounts receivable will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Financial Statements.

            2.17 Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 5% of Target's gross revenues during the 12 month period preceding the date hereof and no supplier of Target, has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target or has at any time on or after the Target Balance Sheet Date, decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target's knowledge, no such supplier or customer has indicated either orally or in writing that it will cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. Target has not engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

      Schedule 2.17 sets forth all customers which individually account for 5% or more of Target's gross revenues during the 12 month period (the "Revenue Period") preceding May 31, 1999, specifically setting forth opposite such customers' respective names (i) their gross revenue amounts during such Revenue Period and (ii) the percentage of gross revenues attributable to such customers during such Revenue Period.

            2.18 Employees and Consultants. Section 2.18 of the Target Disclosure Schedule contains a list of the names of all present employees and consultants of Target and their respective dates of employment or engagement. Target has provided, in a letter delivered to Acquiror, the respective salaries or wages, or other compensation of such employees and consultants.

            2.19 Title to Property. Target and its subsidiaries have good and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Target Balance Sheet. The plants, property and equipment of Target and its subsidiaries that are used in the operations of their businesses are in all material respects in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Target and its subsidiaries are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. All leases to which Target is a party are in full force and effect and are valid, binding and enforceable on Target and, to Target's knowledge, on the other party, in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to Acquiror. Target owns no real property.

            2.20  Environmental Matters.

                  (a) The following terms shall be defined as follows:

                        (i)   "Environmental Laws" shall mean any
applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (defined below), including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended ("CERCLA"), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended ("RCRA").

                        (ii)  "Hazardous Materials" shall mean any
material, chemical, compound, substance, mixture, or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws (defined above) as a "hazardous constituent," "hazardous substance," "hazardous material," "acutely hazardous material," "extremely hazardous material," "hazardous waste," "hazardous waste constituent," "acutely hazardous waste," "extremely hazardous waste," infectious waste," "medical waste," "biomedical waste," "pollutant," "toxic pollutant," or "contaminant," or any other formulation or terminology intended to classify or identify substances, constituents, materials, or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including, without limitation, ignitability, corrosivity, reactivity, carcinogenicity, toxicity, and reproductive toxicity. The term "Hazardous Materials" shall include, without limitation, any "hazardous substances" as defined, listed, designated or regulated under CERCLA, any "hazardous wastes" or "solid wastes" as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate, or by-product.

                  (b) Target is and has been in compliance with all Environmental Laws relating to the properties or facilities used, leased, or occupied by Target at any time (collectively, "Target's Facilities;" such properties or facilities currently used, leased, or occupied by Target are defined herein as "Target's Current Facilities"), and no discharge, emission, release, leak, or spill of Hazardous Materials has occurred at any of Target's Facilities which may or will give rise to liability of Target under Environmental Laws. To Target's knowledge, there are no Hazardous Materials (including, but not limited to, asbestos) present in the surface waters, structures, groundwaters, or soils of or beneath any of Target's Current Facilities. To Target's knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target's Current Facilities. To Target's knowledge, no Target employee or other person has claimed that Target is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against Target, or to Target's knowledge, threatened against Target, with respect to Hazardous Materials or Environmental Laws, and Target is not aware of any facts or circumstances which could form the basis for assertion of a claim against Target or which could form the basis for liability of Target, regarding Hazardous Materials or regarding actual or potential non-compliance with Environmental Laws.

            2.21 Taxes. As used in this Agreement, the terms "Tax" and, collectively, "Taxes" mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (a) Each of Target and its subsidiaries has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to Target and its subsidiaries or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct in all material respects and have been completed in accordance with applicable law.

                  (b) Target and its subsidiaries, as of the Closing Date: (i) will have paid all Taxes shown to be payable on such Returns covered by Section 2.21(a) and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

                  (c) There is no Tax deficiency outstanding or assessed or, to the best of Target's knowledge, proposed against Target or its subsidiaries that is not reflected as a liability on the Target Balance Sheet nor has Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (d) Target and its subsidiaries have no liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise and Target has no knowledge of any basis for the assertion of any such liability attributable to each of Target or its subsidiaries, its assets or operations.

                  (e) Target or its subsidiaries are not a party to any tax-sharing agreement or similar arrangement with any other party, and Target or its subsidiaries have not assumed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

                  (f) Target's or its subsidiaries' Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Target has not been notified of any request for such an audit or other examination.

                  (g) Target or its subsidiaries have never been a member of an affiliated group of corporations filing a consolidated federal income tax return.

                  (h) Target has disclosed to Acquiror (i) any Tax exemption, Tax holiday or other Tax sparing arrangement that Target or its subsidiaries have in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement and (ii) any expatriate tax programs or policies affecting Target. Target and its subsidiaries are in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any governmental entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

                  (i) Target has made available to Acquiror copies of all Returns filed by Target and its subsidiaries for all periods since their inception.

                  (j) Neither Target nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by Target.

                  (k) Neither Target nor any of its subsidiaries has been at any time a United States Real Property Holding Corporation within the meaning of
Section 897(c)(2) of the Code.

                  (l) Neither Target nor any of its subsidiaries is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Target, any of its subsidiaries, or Merger Sub as an expense under applicable law.

            2.22  Employee Benefit Plans.

                  (a) Schedule 2.22 contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits, or other benefits, whether written or unwritten, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is or has been sponsored, maintained, contributed to, or required to be contributed to by Target, any subsidiary of Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, for the benefit of any person who performs or who has performed services for Target or with respect to which Target, any subsidiary, or ERISA Affiliate has or may have any liability or obligation (collectively, the "Target Employee Plans"). In addition, Schedule 2.22 lists each Target Employee Plan that has been adopted or maintained by Target, whether formally or informally, for the benefit of employees outside the Untied States ("Target International Employee Plans"). There has been no amendment to, written interpretation or announcement by Target, any Target subsidiary or other ERISA Affiliate which would materially increase the expense of maintaining any Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

                  (b) Documents. Target has furnished to Acquiror true and complete copies of documents embodying each of the Target Employee Plans and related plan documents, including, without limitation, to the extent such documents exist, trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses, and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Target Employee Plan which is subject to ERISA reporting requirements, Target represents, and Acquiror acknowledges, that such Plans are in the first six (6) months of their existence and that no Form 5500 reports are yet due or have been prepared or filed. Target has furnished Acquiror with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code
Section 401(a).

                  (c) Compliance. (i) Each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) which are applicable to it, except as would not have, in the aggregate, a Material Adverse Effect, and Target and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (ii) any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer; (iii) none of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (v) neither Target nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (vi) all contributions required to be made by Target or any subsidiary or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vii) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to

Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (viii) each Target Employee Plan subject to ERISA, has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan; and (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.

                  (d) No Title IV or, Multiemployer Plan. Neither Target, any Target subsidiary nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or otherwise incurred any obligatory under any "multiemployer plan" (as defined in Section 3(37) of ERISA) or to any "pension plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither Target, any subsidiary nor any ERISA Affiliate has any actual or potential withdrawal liability for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

                  (e) COBRA, FMLA, HIPAA, CANCER RIGHTS. With respect to each Target Employee Plan, Target and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the Health Insurance Portability and Accountability Act ("HIPAA") and (iv) the Cancer Rights Act of 1998 except to the extent that such failure to comply would not in the aggregate, have a Material Adverse Effect. Target has no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation.

                  (f) Effect of Transaction. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target, any Target subsidiary or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider. No benefit payable or which may become payable by Target pursuant to any Target Employee Plan or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquirer or Target (other than ordinary administration expenses typically incurred in a termination event).

                  (g) International Employee Plans. Each Target International Employee Plans has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Target Employee Plan. No Target International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Target or Acquiror from terminating or amending any International Target Employee Plan at any time for any reason.

            2.23 Employee Matters. Target and any Target subsidiary is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws, except for such noncompliance that neither has, nor reasonably would be expected to have, a Material Adverse Effect on Target. There are no proceedings pending or, to Target's knowledge, reasonably expected or threatened, between Target, on the one hand, and any or all of its current or former employees, on the other hand, which proceedings have, or would reasonably be expected to have, a Material Adverse Effect on Target, including, but not limited to, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Target's knowledge, reasonably expected or threatened, against Target or any subsidiary under any workers' compensation or long term disability plan or policy. Target is not a party to any collective bargaining agreement or other labor union contract, nor does Target know of any activities or proceedings of any labor union to organize its employees. Target has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation earned up through the date of this Agreement, except for those accrued and not yet due.

            2.24 Insurance. Target and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

            2.25 Compliance With Laws. Each of Target and its subsidiaries has complied with, is not in violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

            2.26 Brokers' and Finders' Fees. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

            2.27 Bank Accounts. Section 2.27 of the Target Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which Target and its subsidiaries, maintain accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

            2.28 Indemnification Claims. Section 2.28 of the Target Disclosure Schedule sets forth a list of all persons who are parties to director, officer and/or employee indemnification agreements with Target or its subsidiaries (the "Indemnification Agreements"). Except as set forth in Section 2.28 of the Target Disclosure Schedule, there are no outstanding claims under any of the Indemnification Agreements or under any indemnification rights granted pursuant to the Articles of Incorporation or Bylaws of Target or its subsidiaries (as currently in effect); and to the best of Target's knowledge, there are no facts or circumstances that either now, or with the passage of time, would reasonably be expected to provide a basis for a claim under any such Indemnification Agreement or under any indemnification rights granted pursuant to the Articles of Incorporation or Bylaws of Target or its subsidiaries.

            2.29 Power of Attorney. Except as set forth in Section 2.29 of the Target Disclosure Schedule, neither Target nor its subsidiaries, has granted to any person a power of attorney or similar authorization that is currently in effect of authority.

            2.30 Representations Complete. None of the representations or warranties made by Target or Principal Shareholder herein or in any Schedule or Exhibit hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement or any written statement furnished to Acquiror pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contain, or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that for purposes of this representation, any document attached hereto and any document specifically referenced in the Target Disclosure Schedule as a "Superseding Document" (even if not attached hereto) that provides information inconsistent with or in addition to any other written statement furnished to Acquiror in connection with the transaction contemplated hereby, shall be deemed to supersede any other document or written statement furnished to Acquiror with respect to such inconsistent or additional information.

      3. Representations and Warranties of Acquiror and Merger Sub. Except as disclosed in a document of even date herewith and delivered by Acquiror to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this

Agreement (the "Acquiror Disclosure Schedule"), Acquiror and Merger Sub represent and warrant to Target as follows:

            3.1 Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and Merger Sub, each as amended to date, to Target. Neither Acquiror nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

            3.2 Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. The Boards of Directors of Acquiror and Merger Sub have (i) unanimously approved this Agreement and the Merger and (ii) determined that in their respective opinions the Merger is in the best interests of the stockholders of Acquiror and Merger Sub, respectively. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries or any of their properties or assets. No consent approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Acquiror or any of its subsidiaries in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger in California and the Certificate of Merger in Delaware, together with the required officers' certificates, as provided in Section 1.2, (ii) the filing of a Form D with the Securities and Exchange Commission in accordance with Regulation D following the Effective Time, (iii) the filing of a Form 8-K with the Securities and Exchange Commission ("SEC") and National Association of Securities Dealers ("NASD"), (iv) the filing of the Registration Statement (as defined in Section 6.3(f)) with the SEC, (v) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (vi) the filing with the NASDAQ National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

            3.3 SEC Documents; Financial Statements. Acquiror has made available to Target all statements, reports, registration statements, definitive proxy statements, and other filings filed with the SEC by Acquiror using EDGAR since January 1, 1997 ("EDGAR Filings"), and, prior to the Effective Time, Acquiror will have made available to Target any additional EDGAR Filings prior to the Effective Time (collectively together with the documents described in the following sentence, the "Acquiror SEC Documents"). In addition, Acquiror has furnished to Target all statements, reports, registration statements, definitive proxy statements, and other filings with the SEC since June 30, 1996 requested by Target which are not available as EDGAR Filings, and all exhibits to the Acquiror SEC Documents requested by Target which are not otherwise available as EDGAR Filings, and will promptly make available to Target all exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Acquiror SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect except those which have expired in accordance with their terms, and neither Acquiror nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document prior to the date hereof. Acquiror has filed each Acquiror SEC Document on or before the applicable filing deadline for such document and Acquiror is not currently and, immediately prior to the Effective Time, will not be untimely in its filing of any document which is required to be filed with the SEC or otherwise not in compliance with any SEC filing or reporting requirement. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements"), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring yearend adjustments). Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than

(i) those set forth or adequately provided for in the Acquiror Financial Statements, (ii) those incurred in the ordinary course of business and not required to be set forth in the Acquiror Financial Statement under generally accepted accounting principles, applicable accounting requirements, or published rules and regulations of the SEC with respect thereto as of date each Acquiror was filed with the SEC, (iii) those incurred in the ordinary course of business since the date of the most recent Acquiror Financial Statement and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement. There has been no change in Acquiror accounting policies except as described in the notes to the Acquiror Financial Statements.

            3.4 Capital Structure. The authorized capital stock of the Acquiror is (i) 40,000,000 shares of Common Stock; and (ii) 5,000,000 shares of preferred stock, none of which is issued or outstanding and of which 300,000 are designated as Series E Junior Participating Preferred Stock, of which, as of the close of business on June 17, 1999, (i) 20,229,128 shares of Acquiror Common Stock , and (ii) no shares of Acquiror preferred stock were issued and outstanding, and (iii) and 6,548,253 shares are subject to outstanding warrants, investment options and stock options granted by Acquiror and as described on
Schedule 3.4 of the Acquiror Disclosure Schedule. There are no other outstanding shares of capital stock or voting securities of Acquiror other than shares of Acquiror Common Stock issued after June 17, 1999, upon the exercise of the warrants, investment options and stock options listed on Schedule 3.4 of the Acquiror Disclosure Schedule. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, 100 of which are issued and outstanding and all of which are held by Acquiror. As of the close of business on June 17, 1999, Acquiror has reserved shares of Acquiror Common Stock and Acquiror preferred stock in the amounts and for the purposes set forth Schedule
3.4 of the Acquiror Disclosure Schedule. Except as set forth thereon, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror or Merger Sub is a party or by which either of them is bound obligating Acquiror or Merger Sub to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or Merger Sub or obligating Acquiror or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as described on Schedule 3.4 of the Acquiror Disclosure Schedule, there are no other contracts, commitments or agreements relating to voting, purchase or sale of Acquiror's capital stock (i) between or among Acquiror and any of its stockholders and (ii) to Acquiror's knowledge, between or among any of Acquiror's stockholders. All of the outstanding shares of Acquiror's and Merger Sub's capital stock are duly authorized, validly issued, fully paid and nonassessable and the shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and nonassessable. No shares of capital stock of the Acquiror or Merger Sub are subject to preemptive rights or any other similar rights of the stockholders of the Acquiror or any liens or encumbrances imposed through the actions or failure to act of Acquiror.

            3.5 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

            3.6 Absence of Certain Changes. Since December 31, 1998 (the "Acquiror Balance Sheet Date"), Acquiror has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect to Acquiror; (ii) any acquisition, sale or transfer of any material asset of Acquiror or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Acquiror or any revaluation by Acquiror of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Acquiror, or any direct or indirect redemption, purchase or other acquisition by Acquiror of any of its shares of capital stock; (v) any amendment or change to Acquiror's Certificate of Incorporation or Bylaws; or (vi) any negotiation or agreement by Acquiror or any of its subsidiaries to do any of the things described in the preceding clauses
(i) through (v) (other than negotiations with Target and its representatives regarding the transactions contemplated by this Agreement).

            3.7 Broker's and Finders' Fees. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

            3.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror or any of its subsidiaries, threatened against Acquiror or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Acquiror. There is no judgment, decree or order against Acquiror or any of its subsidiaries or, to the knowledge of Acquiror or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Acquiror.

            3.9 Registration Statement. At the time Acquiror files the Registration Statement, it will be eligible to do so on SEC Form S-3 or such other comparable form as is available under the Securities Act and will not materially delay the effectiveness of the Registration Statement.

            3.10 Representations Complete. None of the representations or warranties made by Acquiror or Merger Sub herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror or Merger Sub pursuant to this Agreement, or the Acquiror SEC Documents, or any written statement furnished to Target pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that for purposes of this representation, any document attached hereto and any document specifically referenced in the Acquiror Disclosure Schedule as a "Superseding Document" (even if not attached hereto) that provides information inconsistent with or in addition to any other written statement furnished to Target in connection with the transactions contemplated hereby, shall be deemed to supersede any other document or written statement furnished to Target with respect to such inconsistent or additional information.

      4.    Conduct Prior To The Effective Time.

            4.1 Conduct of Business of Target and Acquiror. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Target and Acquiror agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; to pay and to cause its subsidiaries to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) in the case of Taxes of Target or any of its subsidiaries, to Acquiror's consent to the filing of material Tax Returns if applicable; to pay or perform other obligations when due, and to use all reasonable efforts to preserve intact its present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of Target and Acquiror agrees to promptly notify the other of (x) any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect and (y) any material change in its capitalization as set forth in Sections 2.5 and 3.4, respectively. Without limiting the foregoing, except as expressly contemplated by this Agreement or the Target Disclosure Schedule or the Acquiror Disclosure Schedule, neither Target nor Acquiror, respectively, shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

                  (a)   Charter Documents.  Cause or permit any
amendments to its Articles of Incorporation or Bylaws, in the case of Target, or its Certificate of Incorporation or Bylaws, in the case of Acquiror;

                  (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

                  (c) Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) and (b) above, or any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

            4.2 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the Target Disclosure Schedule, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror:

                  (a) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

                  (b) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

                  (c) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

                  (d) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Target Products or Target Intellectual Property;

                  (e) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material individually or in the aggregate, to its and its parent's/subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice;

                  (f) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others. provided, however, that Target may allow holders of options under the Target Stock Option Plan to purchase Target Common Stock upon exercise thereof with interest bearing promissory notes;

                  (g) Agreements. Enter into, terminate or amend, in a manner which will adversely affect the business of Target (i) any agreement involving an obligation to pay or the right to receive $10,000 or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property rights or rights to market or sell Target Products, or
(iii) any other agreement which is material to the business or prospects of Target;

                  (h) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $10,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

                  (i) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

                  (j) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

                  (k) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

                  (l) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any Target Employee Plan or hire any new officer level employee, pay any special bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof), or increase the benefits, salaries or wage rates of its employees except in the ordinary course of business in accordance with its standard past practice;

                  (m) Severance Arrangements. Grant any severance or termination pay or benefits (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to written agreements outstanding on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

                  (n) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                  (o) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material individually or in the aggregate, to its and its parent's/subsidiaries' business, taken as a whole;

                  (p) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

                  (q) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                  (r) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (q) above, or any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

            4.3 No Solicitation. Between the date hereof and until the Effective Time, Principal Shareholder will not (either directly, or indirectly, through Target's officers, directors, employees, agents and affiliates) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than discussions with Acquiror) regarding any acquisition of Target, any merger or consolidation with or involving Target, or any acquisition of any material portion of the stock or assets of Target. Target will promptly notify Acquiror regarding any contact by any third party regarding any offer, proposal or inquiry regarding any such acquisition or financing of Target, but in no event later than two (2) business days after such contact. In no event will Target accept or enter into an agreement concerning any such third party transaction. It shall not be a breach of this Section if Principal Shareholder, Target or Target's officers, directors, employees, agents or affiliates receives inquiries regarding the acquisition of Target or its assets, or investment by third parties in Target, provided that Target complies with the notice provisions of this Section 4.3 and Principal Shareholder responds to such inquiries by refusing to discuss the matter further with such third party or by indicating, consistent with Target's obligations under Section 5.6, that neither Principal Shareholder nor Target may discuss the matter. If Acquiror terminates this Agreement as a result of Principal Shareholder's breach of this covenant prior to the last to occur of the execution by the parties of this Agreement or July 15, 1999, Target shall pay a fee of $500,000 (the "Termination Fee") to Acquiror as Acquiror's sole and exclusive remedy for the termination of this Agreement.

      5.    Additional Agreements.

            5.1   Preparation of Solicitation Statement.

                  (a) As soon as practicable after the execution of this Agreement, Target shall prepare, with the cooperation of Acquiror, a solicitation statement for the solicitation of approval of the shareholders of Target describing this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby. The information supplied by Target for inclusion in the solicitation statement to be sent to the shareholders of Target shall not, on the date the solicitation statement is first mailed to Target's shareholders or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Merger Sub which is contained in any of the foregoing documents. The information supplied by Acquiror for inclusion in the solicitation statement shall not, on the date the solicitation statement is first mailed to Target's shareholders, nor at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. Notwithstanding the foregoing, Acquiror and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Target which is contained in any of the foregoing documents.

                  (b) The solicitation statement shall constitute a disclosure document for the offer and issuance of shares of Acquiror Common Stock to be received by the holders of Target Capital Stock in the Merger. Acquiror and Target shall each use reasonable commercial efforts to cause the solicitation statement to comply with applicable federal and state securities laws requirements. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the solicitation statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the solicitation statement. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the solicitation statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The solicitation statement shall contain the recommendation of the Board of Directors of Target that the Target shareholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of Target. Anything to the contrary contained herein notwithstanding, Target shall not include in the solicitation statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

            5.2 Approval of Shareholders. Target shall promptly after the date hereof take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to obtain the written consent of the Target shareholders approving the Merger as soon as practicable. Subject to Section 5.1, Target shall use its efforts to solicit from shareholders of Target written consents in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger.

            5.3 Sale of Shares Pursuant to Regulation D. The parties hereto acknowledge and agree that the shares of Acquiror Common Stock issuable to the Target shareholders pursuant to Section 1.6 hereof, shall constitute "restricted securities" within the Securities Act. The certificates of Acquiror Common Stock shall bear the legends set forth in Section 1.6(j). Acquiror acknowledges that, notwithstanding the foregoing, that it is the parties' intention that such the Target shareholder shall receive Acquiror Common Stock which may be publicly traded as soon as practicable after the Effective Time by the filing and effectiveness of the Registration Statement.

            5.4   Access to Information.

                  (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's and its subsidiaries' properties, personnel books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target and its subsidiaries as Acquiror may reasonably request. Acquiror shall likewise provide Target with reasonable access customarily associated with seller-side due diligence in connection with a merger where the merger consideration includes shares of the acquiring entity.

                  (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                  (c) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

            5.5 Confidentiality. The terms of that certain Confidentiality Agreement, previously executed by the parties on March 8, 1999 (the "Confidentiality Agreement") shall remain in effect pursuant to its terms during the term hereof.

            5.6 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD. The foregoing shall not be construed as prohibiting Target from indicating in general terms in response to inquiries from third parties concerning a potential acquisition that it is under a contractual obligation not to discuss such matters.

            5.7   Consents; Cooperation.

                  (a) Each of Acquiror and Target shall promptly apply for or otherwise seek, and use reasonable best efforts to obtain, all consents and approvals required to be obtained by it from Governmental Authorities for the consummation of the Merger and all necessary consents, waivers and approvals pursuant to an agreement listed in Sections 2.3, 2.10, 2.14, 2.22 and 2.24 of the Target Disclosure Schedule (except for such agreements which are to be terminated at or before Closing pursuant to the terms hereof) and Section 3.2 of the Acquiror Disclosure Schedule in connection with the Merger for the assignment thereof or otherwise.

                  (b) Notwithstanding anything to the contrary in Section 5.7(a), neither Acquiror nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Acquiror or on Acquiror combined with the Surviving Corporation after the Effective Time.

            5.8 Shareholder Agreement. Target shall use reasonable commercial efforts, on behalf of Acquiror and pursuant to the request of Acquiror, to cause the Principal Shareholder to execute and deliver to Acquiror a Shareholder Agreement substantially in the form attached hereto as Exhibit C, providing an irrevocable proxy with respect to Acquiror Common Stock concurrently with the execution of this Agreement and in any event prior to the time that the solicitation statement is mailed to the shareholders of Target.

            5.9 Legal Requirements. Each of Acquiror, Merger Sub and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

            5.10 Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use reasonable commercial efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

            5.11 Escrow Agreement. On or before the Effective Time, the Acquiror, Merger Sub, Escrow Agent and the Shareholders' Agent (as defined in
Section 8 hereto) will execute the Escrow Agreement contemplated by Section 8 in the form attached hereto as Exhibit D ("Escrow Agreement").

            5.12 Nonaccredited Stockholders. Prior to the Closing, Target shall not take any action, including the granting of employee stock options, that would cause the number of Target stockholders who are not "accredited investors" pursuant to Regulation D promulgated under the Securities Act of 1933, as amended, to increase to more than 35 during the term of this Agreement.

            5.13 Option Exercise. All outstanding options to purchase shares of Target Common Stock shall be exercised or terminated, to the extent not exercised, prior to the Closing.

            5.14 Employees. Set forth on Schedule 5.14 is a list of employees of Target to whom Acquiror will make an offer to enter into employment pursuant to offer letters substantially in the form attached hereto as Exhibit E. Each individual offer letter will contain an offer of salary and other benefits which are comparable to or better than the corresponding employment terms that the employee is receiving from Target as of the date hereof.

            5.15 Reorganization. Acquiror and Target shall each use its reasonable best efforts to cause the business combination to be effected by the Merger to be qualified as a "reorganization" described in Section 368 of the Code and to obtain the opinion of its respective counsel contemplated by Sections 6.2(e) and 6.3(c). Each party shall make such representations as counsel to the parties shall reasonably request to enable them to render such opinions.

            5.16 Expenses; Transaction Fees. Except for the (i) payment of fees and expenses by the non-prevailing party in connection with the Final Determination (defined in Section 7.2 (b)) pursuant to Section 7.2(b) hereof, and (ii) payment arrangement of any expenses relating to the engagement of the Independent Accounting Firm pursuant to Section 1.6(e)(iv), and whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. To the extent that the Merger is consummated, the Transaction Fees incurred by Target prior to the Effective Time shall be paid from the Pre-Fee Cash Consideration. The Target shall cause the determination of the amount of Transaction Fees and provide such amount to Acquiror on or prior to the Closing.

            5.17 Interim Balance Sheet. Target shall prepare and deliver to Acquiror, at least three (3) business days prior to the Closing Date, a balance sheet of Target, dated as of the May 31, 1999 (the "Interim Balance Sheet") that has been prepared in accordance with generally accepted accounting principles (except that they will not include notes which are typically included with financial statements prepared in accordance with generally accepted accounting principles) consistently applied on a basis consistent with the most recent regularly prepared financial statements of Acquiror (except that they will exclude as an asset accounts receivable which are more than ninety (90) days outstanding as of May 31, 1999 and the Excluded Vehicle

Asset, and will exclude as a liability the Transaction Fees, in determining the Preliminary Net Assets, as set forth in Section 1.6(e)(i) hereof), and that presents fairly the financial condition of the Target and its subsidiaries as of May 31, 1999 (taking into account the exclusion of the foregoing assets and liabilities). In connection with the foregoing, Acquiror will provide reasonable access and assistance from its accounting personnel to Target's accounting personnel and outside accountant to facilitate Target's preparation of the Interim Balance Sheet.

            5.18  Registration of Shares Issued in the Merger.

                  (a) Acquiror shall use commercially reasonable efforts to cause the Shares of Acquiror Common Stock issued in the Merger, including any and all Escrow Shares (the "Registrable Securities") to be registered under the Securities Act so as to permit the resale thereof, and in connection therewith shall use its reasonable efforts to prepare and file the Registration Statement with the SEC as soon as practicable after the date hereof, but no later than immediately prior to the Effective Time, and shall use its reasonable efforts in the preparation and filing of the Registration Statement and the response to any comments from the SEC to cause the Registration Statement to become effective as soon as practicable after the Effective Time; provided, however, that each holder of Registrable Securities ("Holder") shall provide all such information and materials to Acquiror and take all such action as may be required in order to permit Acquiror to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement. Such provision of information and materials is a condition precedent to the obligations of Acquiror pursuant to this Section 5.18. Acquiror shall not be required to effect more than one (1) registration under this Section 5.18. The offering made pursuant to such registration shall not be underwritten.

                  (b) Acquiror shall (i) prepare and file with the SEC the Registration Statement in accordance with Section 5.18(a) hereof with respect to the shares of Registrable Securities and shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after filing and to keep the Registration Statement effective until eighteen
(18) months after the Effective Time (subject to Sections 5.18(c)); and (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary, and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in the Registration Statement until the termination of effectiveness of the Registration Statement, (iii) furnish to each Holder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each Holder may reasonably request in order to effect the offering and sale of the shares of the Registrable Securities to be offered and sold, but only while Acquiror shall be required under the provisions hereof to cause the Registration Statement to remain current.

                  (c) Notwithstanding any other provision of this Section 5.18, Acquiror shall have the right at any time to require that all Holders suspend further open market offers and sales of Registrable Securities whenever, and for so long as, in the reasonable judgment of

Acquiror in good faith after consultation with counsel, there is in existence material undisclosed information or events with respect to Acquiror (the "Suspension Right"). In the event Acquiror exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Acquiror or until such time as the information or event is no longer material, each as determined in good faith by Acquiror after consultation with counsel. Acquiror will promptly give the Shareholders' Agent (defined in Section 8 below) notice, in a writing signed by an executive officer of Acquiror of any such suspension (the "Suspension Notice"). Acquiror agrees to notify the Shareholders' Agent promptly upon termination of the suspension (the "Resumption Notice"). Upon receipt of either a Suspension Notice or Resumption Notice, the Purchaser Representative shall immediately notify each Holder concerning the status of the Registration Statement. The period during which Acquiror is required to keep the Registration Statement effective shall be extended by a period equal in length to any and all periods during which open market offers and sales of Registrable Securities are suspended pursuant to exercise of the Suspension Right.

                  (d) Acquiror shall pay all of the out-of-pocket expenses, other than underwriting discounts and commissions, if any, incurred in connection with any registration of Registrable Securities pursuant to this
Section 5.18, including, without limitation, all registration and filing fees, printing expenses, transfer agents' and registrars' fees, the fees and disbursements of Acquiror's outside counsel and independent accountants, and the reasonable fees of a single counsel for the Holders.

                  (e) To the fullest extent permitted by law, the Acquiror will indemnify defend, protect and hold harmless each selling Holder, each underwriter of Acquiror Common Stock being sold by such Holders pursuant to this
Section 5.18, each person, if any, who controls any such Holder or underwriter within the meaning of the Securities Act or the Exchange Act and their respective affiliates, officers, directors, partners, successors and assigns (each a "Holder Indemnitee"), against all actions, claims, losses, damages, liabilities and expenses to which they or any of them become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise and, except as hereinafter provided, will promptly reimburse each such Holder Indemnitee, for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of material fact in any registration statement and any prospectus filed pursuant to Section 5.18 or any post-effective amendment thereto or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation by the Acquiror of any rule or regulation promulgated under the Securities Act, the Exchange Act or any statute, regulation or law applicable to the Acquiror and relating to action or inaction required of the Acquiror in connection with such registration; provided, however, that the Acquiror shall not be liable to any such Holder Indemnitee in respect of any claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement, or omission or alleged omission made in reliance upon and in conformity with information furnished in writing to the Acquiror by such Holder Indemnitee or any of such Holder Affiliate specifically for use in connection with such registration statement and prospectus or post-effective amendment.

                  (f) To the fullest extent permitted by law, each selling Holder of Registrable Shares registered in accordance with Section 5.18 will indemnify the Acquiror, each person, if any, who controls the Acquiror within the meaning of the Securities Act or the Exchange Act, each underwriter of Acquiror Common Stock and their respective affiliates, officers, directors, partners, successors and assigns (each an "Acquiror Indemnitee") against any actions, claims, losses, damages, liabilities and expenses to which they or any of them may become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will promptly reimburse each Acquiror Indemnitee for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in any registration statement and any prospectus filed pursuant to Section 5.18 or any post-effective amendment thereto, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to the Acquiror by such Holder or underwriter specifically for use in connection with such registration statement, prospectus or post-effective amendment; provided, however, that the obligations of each such selling Holder hereunder shall be limited to an amount equal to the proceeds to such Holder from the sale of such Holder's Registrable Securities as contemplated herein.

                  (g) Each person entitled to indemnification under this Section
5.18 (an "Indemnified Person") shall give notice to the party required to provide indemnification (the "Indemnifying Person") promptly after such Indemnified Person has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Person to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Person who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Person (whose approval shall not unreasonably be withheld), and the Indemnified Person may participate in such defense at such party's expense (unless the Indemnified Person has reasonably concluded that there may be a conflict of interest between the Indemnifying Person and the Indemnified Person in such action, in which case the fees and expenses of counsel for the Indemnified Person shall be at the expense of the Indemnifying Person), and provided further that the failure of any Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Person of its obligations under this Section 5.18 except to the extent the Indemnifying Person is materially prejudiced thereby. No Indemnifying Person, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Person) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect to such claim or litigation. Each Indemnified Person shall furnish such information regarding itself or the claim in question as an Indemnifying Person may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                  (h) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which the Acquiror or any Holder makes a claim for indemnification pursuant to this Section 5.18 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding that this Section 5.18 provides for indemnification, in such case, then the Acquiror and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Acquiror on the one hand and of the Holder on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations or, if the allocation provided herein is not permitted by applicable law, in such proportion as shall be permitted by applicable law and reflect as nearly as possible the allocation provided herein. The relative fault of the Acquiror on the one hand and of the Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Acquiror on the one hand or by the Holder on the other, and each party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (i) no Holder will be required to contribute any amount in excess of the proceeds received by such Holder from the sale of Registrable Shares pursuant to the Registration Statement; and (ii) no person or entity guilty of fraudulent misrepresentation within the meaning of
Section 11(f) of the Securities Act will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

            5.19  Indemnification.

                  (a) Target shall and, from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of Target or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or employee of Target or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") including, without limitation, all losses, claims, damages, costs, expenses, liabilities or judgments based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the California Law to indemnify its own directors, officers and employees, as the case may be (Target, the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 317(f) of the CGCL). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and Target (or them and Acquiror and the Surviving Corporation after the Effective Time), (ii) Target (or after the Effective Time, Acquiror and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statement therefor are received, and (iii) Target (or after the Effective Time, the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Target, Acquiror or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.19, upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify Target, Acquirors or the Surviving Corporation (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 5.19, except to the extent such failure materially prejudices such party), and shall deliver to Target (or after the Effective Time, Acquiror and the Surviving Corporation) the undertaking contemplated by Section 317(f) of the CGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional obligations of the parties set forth in this Section 5.19 shall be in the furtherance of and not in limitation of the succeeding paragraphs of this
Section 5.19.

                  (b) From and after the Effective Time, the Surviving Corporation will fulfill, assume and honor in all respects the obligations of Target pursuant to Target's Articles of Incorporation and any indemnification agreement between Target and any of Target's directors and officers existing and in force as of the Effective Time.

            5.20 Termination of 401(k) Plan. Target agrees to take appropriate corporate action through its Board of Directors to terminate any and all Target Employee Plans that Target maintains or sponsors which are subject to the requirements of Section 401(k) of the Code (the "401(k) Plan") prior to the Closing Date and agrees that no further contributions shall be made to the 401(k) Plan on or after the Closing Date. Prior to the Closing Date, Target shall provide to Acquiror (i) executed resolutions by Target's Board of Directors authorizing the termination of the 401(k) Plan and (ii) an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of termination. Acquiror acknowledges that distribution of assets in connection with the termination of the 401(k) Plan is subject to legal and regulatory requirements, including prescribed notice periods, and that these will not be completed prior to Closing.

            5.21 Employee Plans of the Surviving Corporation. As soon as practicable after the Effective Time, employees of the Surviving corporation will be permitted to participate in Acquiror's 401(k) plan on the same terms as employees of Acquiror and the employees of Acquiror's other subsidiaries to the extent permitted by and in accordance with the terms of Acquiror's 401(k) plan.

            5.22 Excluded Vehicle Asset Transfer. The Acquiror and Principal Shareholder shall arrange for the conveyance and transfer from Acquiror to Principal Shareholder of the Excluded Vehicle Asset as of the Closing Date. The purchase price of the Excluded Vehicle Asset shall be $14,725 (the "Excluded Vehicle Proceeds"). Any taxes or expenses in connection with the transfer of the Excluded Vehicle Asset shall be borne by Target.

      6. Conditions to the Merger.

            6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                  (a) Shareholder Approval. This Agreement and the Merger shall be approved and adopted by the shareholders of the Target by the requisite vote under applicable law and the Target's Articles of Incorporation.

                  (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which would have a Material Adverse Effect on either Acquiror or on Acquiror combined with the Surviving Corporation after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                  (c) Governmental Approval. Acquiror, Target and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity (as defined below) all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state blue sky laws.

            6.2 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

                  (a) Representations, Warranties and Covenants. (i) The representations and warranties of Target in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date and except to the extent that conditions have changed prior to Closing in a manner not prohibited hereby) and Acquiror and Merger Sub shall have received a certificate executed on behalf of Target by the chief executive officer and chief financial officer of Target.

                  (b) Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing and Principal Shareholder shall have performed and complied in all material respects with his covenant in Section 4.3.

                  (c) Third Party Consents. All consents or approvals required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

                  (d) No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Acquiror nor Target shall have received any communication from any Governmental Body in which such Governmental Body indicates the probability of commencing any legal proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Acquiror or any of its subsidiaries, or Target, any damages or other relief that would be material to Acquiror; (c) seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or
(d) which would materially and adversely affect the right of Acquiror or Target to own the assets or operate the business of Target.

                  (e) Tax Opinion. Acquiror shall have received a written opinion from Gray Cary Ware & Freidenrich LLP to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code.

                  (f) No Other Litigation. There shall not be pending any legal proceeding in which there is a reasonable likelihood of an outcome that would have a Material Adverse Effect on Target or a Material Adverse Effect on
Acquiror: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Acquiror or any of its subsidiaries, or Target, any damages or other relief that would be material to Acquiror; (c) seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (d) which would affect adversely the right of Acquiror or Target to own the assets or operate the business of Target.

                  (g) Escrow Agreement. Acquiror, Merger Sub, Target, Escrow Agent and the Shareholders' Agent (as defined in Section 8 hereof) shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit D.

                  (h) Option Exercise. Each holder of an outstanding options to purchase shares of the Target's Common Stock shall have exercised such option (or by virtue of non-exercise of such option, caused such option to be terminated).

                  (i) Employment Agreement. The employees of Target set forth on
Schedule 5.14 shall have accepted employment with Acquiror pursuant to the terms of offer letters in the form of Exhibit E hereto.

                  (j) Transaction Fees. Target shall have provided the amount of the Transaction Fees to Acquiror.

                  (k) Non-Compete Agreement. Principal Shareholder and the Acquiror shall have entered into a Non-Compete Agreement in the form of Exhibit F hereto (the "Non-Compete Agreement").

                  (l) Employment Agreement. Principal Shareholder and Jenny Wan-Mernyk shall have accepted employment with Acquiror pursuant to the terms of an Employment Agreement in the forms of Exhibit G-1 and Exhibit G-2, respectively, hereto.

                  (m) No Material Adverse Change. There shall not have occurred any material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target and its subsidiaries, taken as a whole.

                  (n) Shareholder Agreements. The Principal Shareholder shall beneficially own at least a majority of the outstanding Target Capital Stock and shall have executed and delivered to Acquiror a Shareholder Agreement substantially in the form attached hereto as Exhibit C.

                  (o) Number of Shareholders. There shall be no more than thirty-five (35) Target shareholders who are (A) U.S. persons as defined under Regulation S under the Securities Act ("U.S. Person") and (B) not "accredited investors" as defined in Rule 501 under the Securities Act.

                  (p) Purchaser Representative. There shall be a Purchaser Representative, as defined in Regulation D under the Securities Act, reasonably satisfactory to Acquiror, representing each holder of Target Capital Stock who is a U.S. Person and not an "accredited investor" as defined in Rule 501 under the Securities Act, and such Purchaser

Representative shall have executed and delivered documentation reasonably satisfactory to Acquiror.

                  (q) Dissenters' Rights. Not more than five percent (5%) of the Target Capital Stock outstanding immediately prior to the Effective Time shall be eligible as Dissenters' Shares.

                  (r) Legal Opinion. Acquiror shall have received a legal opinion from Bay Venture Counsel, LLP substantially in the form of Exhibit H hereto.

                  (s) Interim Balance Sheet. The Interim Balance Sheet, pursuant to Section 5.7 hereof, shall have been delivered by Target to Acquiror.

                  (t) Termination of 401(k) Plan. Target shall have taken the actions described in Section 5.20 to terminate the 401(k) Plan.

                  (u) Excluded Vehicle Asset Conveyance. Target shall have conveyed, and Principal Shareholder shall have purchased, the Excluded Vehicle Asset in accordance with Section 5.22 hereof.

            6.3 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

                  (a) Representations, Warranties and Covenants. (i) The representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date) and the Target shall have received a certificate executed on behalf of Acquiror and Merger Sub by the chief executive officer and chief financial officer of Acquiror and Merger Sub, respectively.

                  (b) Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing and Target shall have received a certificate executed on behalf of Acquiror and Merger Sub by the chief executive officer and the chief financial officer of Acquiror and Merger Sub, respectively.

                  (c) Tax Opinion. Target shall have received a written opinion from Bay Venture Counsel, LLP to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code.

                  (d) No Material Adverse Change. There shall not have occurred any material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of Acquiror and its subsidiaries, taken as a whole.

                  (e) Legal Opinion. Target shall have received a legal opinion from Acquiror's legal counsel, Gray Cary Ware & Freidenrich LLP, substantially in the form of Exhibit I hereto.

                  (f) Registration Statement. Acquiror shall have filed with the SEC a registration statement (the "Registration Statement") on Form S-3 or such other form as is then available under the Securities Act of 1933, as amended (the "Securities Act"), registering the resale of all shares of Acquiror Common Stock issued in the Merger.

      7.    Termination, Amendment and Waiver.

            7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 7.1(b) through Section 7.1(d), by written notice by the terminating party to the other party):

                  (a) by the mutual written consent of Acquiror and Target;

                  (b) by either Acquiror or Target if the Merger shall not have been consummated by August 15, 1999, provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date.

                  (c) by either Acquiror or Target if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under this Agreement;

                  (d) by Acquiror or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party (or by Principal Shareholder in the case of termination by Acquiror in connection with a breach by Principal Shareholder pursuant to Section 4.3 hereof) set forth in this Agreement, which breach (i) causes the conditions set forth in Section 6.1 or 6.2 (in the case of termination by Acquiror) or Section
6.1 or 6.3 (in the case of termination by Target) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party.

            7.2   Effect of Termination.

                  (a) Generally. In the event of termination of this Agreement as provided in Section 7.1, there shall be no liability or obligation on the part of Acquiror, Target, Sub or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 7.1, 7.2(b) and Section 5.5 shall remain in full force and effect and survive any termination of this Agreement

                  (b) Termination Fee. If Acquiror terminates this Agreement as a direct result of Principal Shareholder's breach of his covenant in Section 4.3, Target shall pay the Termination Fee set forth in Section 4.3 hereof. If Target does not contest the breach of the covenant in Section 4.3 by Principal Shareholder, Target shall promptly notify Acquiror of its agreement and pay the Termination Fee within fifteen (15) business days after the date of Target's acknowledgment, in cash by wire transfer of immediately available funds to an account designated by Acquiror. If Target contests the breach of the covenant, Target will pay the Termination Fee within thirty (30) days after a "Final Determination" (as hereafter defined) that Target terminated this Agreement as a result of Principal Shareholder's breach of the covenant in Section 4.3. Any dispute between Target and Acquiror concerning Target's liability shall be resolved by binding arbitration held pursuant to the procedures set forth in
Section 8.10(b), modified as follows: The parties shall use their best efforts to conduct an accelerated arbitration proceeding in which each side shall complete its presentation to the arbitrator no later than sixty (60) days after the date that Target notifies Acquiror that it is disputing its liability (the "Arbitration Notice Date") and the arbitrator shall deliver its written findings to the parties no later than seventy-five (75) days after the Arbitration Notice Date. The nonprevailing party in the arbitration shall have fifteen (15) days from the date it receives the arbitrator's ruling in which to request that the arbitrator reconsider its ruling and to present its arguments therefor, which it shall concurrently deliver to the prevailing party; and the prevailing party shall have fifteen (15) days from date that it receives the reconsideration request, as presented to the arbitrator, in which to respond. The arbitrator shall affirm in writing its initial findings or reverse those findings within fifteen (15) days after receipt of the prevailing party's opposition papers. The arbitrator's determination becomes a "Final Determination" for purposes of this Section upon the expiration of the non-prevailing party's right to request that the arbitrator reconsider its determination. The prevailing party at the time of the Final Determination shall be entitled to recover from the non-prevailing party all fees and expenses incurred in connection with the dispute, including reasonable attorneys fees and the fees of the arbitrator, together with interest on the amount of the Termination Fee at the publicly announced prime rate of Citibank, N.A. from the date such Termination Fee was required to be paid. The provisions in this Section 7.2(b) shall survive the termination of this Agreement.

            7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

      8.    Escrow and Indemnification.

            8.1   Escrow Fund.

                  (a) Pursuant to Section 1.7(i) hereof, and as soon as practicable after the Effective Time, the Indemnification Shares shall be registered in the name of, and be deposited together with the Indemnification Cash with, State Street Bank and Trust Company (or other institution selected by Acquiror with the reasonable consent of Target) as escrow agent (the "Escrow Agent"), and the Adjustment Shares shall likewise be registered in the name of, and be deposited with, the Escrow Agent, provided that the Escrow Agent shall segregate the Adjustment Shares in the Adjustment Escrow, the treatment of which shall be governed by the terms set forth herein, in Section 8.14, and in the Escrow Agreement attached hereto as Exhibit D. Additionally, any Contingent Escrowed Consideration shall be deposited with the Escrow Agent as soon as practicable upon the occurrences of the contingencies set forth in Section 1.7(i). The foregoing deposits consisting of the Total Escrowed Consideration, less the Adjustment Shares, shall constitute the escrow fund (the "Escrow Fund") and will be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of the shareholders of Target. In the event Acquiror issues any Additional Escrow Shares (as defined below), such shares will be issued in the name of the Escrow Agent and delivered to the Escrow Agent in the same manner as the shares of Acquiror Common Stock delivered pursuant to this
Section 8.1(a) (the "Escrow Shares").

                  (b) Except for dividends paid in stock declared with respect to the Escrow Shares ("Additional Escrow Shares"), which shall be treated as set forth in Section 8.1(a) hereof, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be delivered to the shareholders of Target on a Pro Rata basis. Each shareholder of Target will have voting rights with respect to the Escrow Shares deposited in the Escrow Fund and Adjustment Escrow with respect to such shareholder so long as such Escrow Shares are held in escrow, and Acquiror will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the shareholders of Target will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of this Agreement.

            8.2   Indemnification.

                  (a) Survival of Warranties. All representations and warranties made by Target, Principal Shareholder, Acquiror or Merger Sub herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the first anniversary of the Closing Date (sometimes referred to herein as the "Termination Date").

                  (b) Indemnification by Target. Subject to the limitations set forth in this Section 8, the shareholders of Target (including Principal Shareholder) (the "Shareholder Indemnitors") will jointly and severally indemnify and hold harmless Acquiror and the Surviving Corporation and its respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as an "Acquiror Indemnified Person" and collectively as "Acquiror Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, "Damages") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target in this Agreement, the Target Disclosure Schedules or any exhibit or schedule to this Agreement.

                  (c) Maximum Indemnification. The aggregate indemnification obligations of each of (i) the Shareholder Indemnitors or (ii) the Acquiror and Merger Sub with respect for any and all claims for Damages arising under this Agreement shall not exceed $6,000,000, provided however, that nothing in this Agreement shall limit the liability in amount or otherwise of Acquiror, Merger Sub, Target or Principal Shareholder with respect to fraud or criminal activity.

            8.3 Limitation of Liability. No claim for Damages shall be made under this Section 8.3 until the aggregate amount of all Damages evidenced by such claims exceeds $50,000, in which case Acquiror and/or Acquiror Indemnified Person shall be entitled to seek compensation for the full amount of all such claims.

            8.4 Manner of Indemnification. All claims for indemnification shall be received initially from the Escrow pursuant to the procedures set forth in this Section 8 until such time as the Escrow has been terminated or the funds therein fully utilized. The Shareholder Indemnitors shall be liable in amounts in excess of the Escrow once the funds in the Escrow have been fully utilized subject to the limitations set forth in this Section 8.

            8.5 Indemnification by Acquiror and Merger Sub. Subject to the limitation set forth in this Section 8, Acquiror hereby agrees to indemnify, defend and hold harmless Target, the Principal Shareholder, the shareholders of Target and their respective officers, directors, agents, attorneys and employees, and each person who controls or may control Target or such Target shareholder (hereinafter "Target Indemnified Person") from and against any and all Damages which arising out of: (i) any representation or breach of or default in connection with the representations, warranties, covenants and agreements given or made by Acquiror or Merger Sub in this Agreement or any exhibit or schedule to this Agreement; or (ii) the operation of the business of the Surviving Corporation after the Closing.

            8.6 Limitation of Liability on Acquiror and Merger Sub. No claim shall be made against Acquiror or Merger Sub for indemnification under Section 8 until the aggregate amount of all such claims against Acquiror or Merger Sub exceeds $50,000, in which case Target Indemnified Person shall be entitled to seek indemnification from the Acquiror for the full amount of all such claims.

            8.7   Escrow Period; Release From Escrow.

                  (a) The Escrow Period shall terminate upon the expiration of twelve months after the Effective Time; provided, however, that a portion of the Escrow Fund, which, in the reasonable judgment of Acquiror, subject to the objection of the Shareholders' Agent (defined below) and the subsequent arbitration of the matter in the manner provided in Section 8.10 hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

                  (b) Within three (3) business days after the Termination Date (the "Release Date"), the Escrow Agents shall release from escrow to the shareholders of Target their Pro Rata portion of the Total Escrowed Consideration and Additional Escrow Shares in the Escrow, less with respect to each such shareholder the number of Total Escrowed Consideration and Additional Shares in the Escrow with a value (as determined pursuant to Section 8.8) equal to (A) such shareholder's Pro Rata portion of any liability delivered to Acquiror in accordance with Section 8.8 in satisfaction of indemnification claims by Indemnitee and (B) such shareholder's Pro Rata portion of any liability subject to delivery to Indemnitee in accordance with Section 8.7(a) with respect to any pending but unresolved indemnification claims of Indemnitee. Any Total Escrowed Consideration and Additional Escrow Shares in the Escrow held as a result of clause (B) shall be released to the shareholders of Target or released to Acquiror (as appropriate) promptly upon resolution of each specific indemnification claim involved. Total Escrowed Consideration and Additional Escrow Shares in the Escrow shall be released to the respective shareholders of Target in proportion to their respective ownership interest in Target immediately prior to the Effective Time. Acquiror will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Total Escrowed Consideration and Additional Escrow Shares in the Escrow so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from Escrow to the shareholders of Target. In lieu of any fraction of an Escrow Share to which a Target shareholder would otherwise be entitled, such holder will receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the Product of such fraction multiplied by the Closing Market Price.



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

                  (c) No Total Escrowed Consideration or Additional Escrow Shares in the Escrow or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any shareholder of Target or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such shareholder, prior to the delivery to such shareholder of his Pro Rata portion of the Escrow Fund by the Escrow Agent as provided herein.

                  (d) The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares contemplated by this Agreement. Acquiror will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

            8.8 Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the Release Date of a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of Acquiror (an "Officer's Certificate") stating that with respect to the indemnification obligations of the Shareholder Indemnitors in Section 8.2, Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Section 8, deliver to Acquiror out of the Escrow Fund, as promptly as practicable after the claim is determined to be undisputed or any dispute concerning the claim is resolved as set forth in this Section 8, Acquiror Common Stock, cash or other assets held in the Escrow Fund having a value equal to such Damages. For the purpose of compensating Acquiror for its Damages pursuant to this Agreement, the Acquiror Common Stock in the Escrow Fund shall be valued at the Closing Market Price and payments and distributions out of the Escrow shall be, to the maximum extent possible, in the same ratio of cash and value of shares of Acquiror Common Stock, as the ratio of total cash contributed to the Escrow bears to the total value of Acquiror Common Stock contributed to the Escrow.

            8.9 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Acquiror Common Stock or other property pursuant to Section 8.8 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Acquiror Common Stock, cash or other property in the Escrow Fund in accordance with Section 8.8 hereof, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such thirty (30) day period.

            8.10  Resolution of Conflicts and Arbitration.

                  (a) In case the Shareholders' Agent shall so object in writing to any claim or claims by Acquiror made in any Officer's Certificate, Acquiror shall have thirty (30) days to respond in a written statement to the objection of the Shareholders' Agent. If after such


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

thirty (30) day period there remains a dispute as to any claims, the Shareholders' Agent and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Acquiror Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

                  (b) If no such agreement can be reached after good faith negotiation, either Acquiror or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Acquiror and the Shareholders' Agent shall agree on the arbitrator, provided that if Acquiror and the Shareholders' Agent cannot agree on such arbitrator, either Acquiror or Shareholders' Agent can request that Judicial Arbitration and Mediation Services ("JAMS") select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification, that discovery was refused or objected to without substantial justification, or that a party has engaged in any other practice that would justify the imposition of sanctions if the dispute were being litigated in Superior Court in the county in which the arbitration is being held. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in
Section 8.9 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

                  (c) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Alameda County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 8.10(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Acquiror shall be deemed to be the Non-Prevailing Party unless the arbitrators award Acquiror more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Target shareholders for whom the Escrow Shares, Additional Escrow Shares (if any) and the Escrow Cash have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of


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JAMS, and the expenses, including attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

            8.11  Shareholders' Agent.

                  (a) Principal Shareholder shall be constituted and appointed as agent ("Shareholders' Agent") for and on behalf of the Shareholder Indemnitors to give and receive notices and communications, to authorize delivery to Acquiror of the Acquiror Common Stock, cash or other property from the Total Escrowed Consideration from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to Acquiror. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services, provided, however that the Shareholder Agent shall be entitled to reimbursement of all reasonable out-of-pocket expenses incurred in serving in this capacity from the Escrow Fund. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Target shareholders.

                  (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholder' Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target shareholders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                  (c) The Shareholders' Agent shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

                  (d) Acquiror acknowledges that the Principal Shareholder may have a conflict of interest with respect to his duties as Shareholders' Agent, and in such regard the Principal Shareholder has informed Acquiror that he will act in the best interests of Target shareholders.

            8.12 Actions of the Shareholders' Agent. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all Shareholder Indemnitors for whom shares of Acquiror Common Stock otherwise issuable to them and cash are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target


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shareholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Target shareholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

            8.13 Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall notify the Shareholders' Agent of such claim, and the Shareholders' Agent and the Shareholder Indemnitors for whom shares of Acquiror Common Stock and cash otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any such claim. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object under Section 8.9 or any other provision of this Section 8 to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement.

            8.14 Adjustment Escrow. The Adjustment Shares shall be held in the Adjustment Escrow separately from the Escrow and shall be disposed of by the Escrow Agent for the benefit of the Shareholders and Acquiror:

                  (a) If the Effective Market Price does not exceed the Closing Market Price, then the Adjusted Shares shall be disbursed Pro Rata to the Shareholders, promptly after determination thereof by the Acquiror and Shareholder Agent to the Shareholders.

                  (b) If the Effective Market Price is greater than the Closing Market Price, then any Adjustment Shares to be canceled pursuant to Section 1.6(ii) hereof shall be returned to Acquiror promptly after determination thereof by the Acquiror and Shareholder Agent. Any remaining Adjustment Shares thereafter shall be delivered Pro Rata to the Shareholders promptly thereafter or concurrently therewith.

                  (c) Upon the disbursement of shares under either Section 8.14(a) and Section 8.14(b) above, the Adjustment Escrow shall terminate.

      9.    General Provisions.

            9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (upon receipt), or three (3) business days after being mailed by registered or certified mail, postage prepaid (return receipt requested), or one (1) business day after it is sent by commercial overnight courier service, or upon transmission, if sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):



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(a)     if to Acquiror or Merger Sub, to:

        CyberCash, Inc.
        2100 Reston Parkway
        Reston, VA  20191
        Attention: Russell B. Stevenson, Esq.
        Fax: (703) 264-5928

        with a copy to:

        Gray Cary Ware & Freidenrich, LLP
        400 Hamilton Avenue
        Palo Alto, CA  94301
        Attention: Diane H. Frankle, Esq.
        Fax: (650) 327-3699

(b)     if to Target, to:

        Tellan Software, Inc.
        2680 S. White St., Suite 160
        San Jose, CA
        Attention: Donald L. Neff
        Fax: (408) 223-4580

        with a copy to:

        Bay Venture Counsel, LLP
        Lake Merritt Plaza
        1999 Harrison St., Suite 1300
        Oakland, CA  94612
        Attention: Gregory L. Beattie, Esq.

 (c)    if to Shareholders' Agent, to:

        Donald L. Neff
        c/o Tellan Software, Inc.
        2680 S. White St., Suite 160
        San Jose, CA
        Fax: (408) 223-4580
        with a copy to:

        Bay Venture Counsel, LLP
        Lake Merritt Plaza
        1999 Harrison St., Suite 1300
        Oakland, CA  94612
        Attention: Gregory L. Beattie, Esq.


            9.2 Definitions. In this Agreement any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations, or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of officers and directors of such party reasonably believed to have knowledge of such matters.

            9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            9.4 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, and shall not be assigned by operation of law or otherwise without the written consent of the other party.

            9.5 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.



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            9.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

            9.7   Arbitration.

                  (a) Subject to paragraph (b) below, the parties shall endeavor to resolve all disputes by agreement and to that end shall each provide the other with sufficient descriptions and information regarding its position to permit informed assessments and decisions. Any disagreement, claim, demand, controversy, or dispute which arises after the Closing in any way relating to this Agreement and the performance or alleged breach by the parties, whether involving questions of law or fact or both and regardless of the nature thereof or the remedy therefor, which is not settled by agreement of the parties shall be resolved consistent with the arbitration provisions in Section 8.10 of the Agreement.

                  (b) Any party hereto may request a court of competent jurisdiction to grant provisional injunctive relief to such party until an arbitrator can render an award on the matter in question and such award can be confirmed by a court having jurisdiction thereof.

            9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within Alameda County, State of California, in connection with any matter based upon or arising out of this Agreement or the matter contemplated hereby and instituted by Target, Acquiror or Merger Sub. Each of the parties hereto further agrees that process may be served upon it in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

            9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.







                 [Remainder of Page Intentionally Left Blank]



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      IN WITNESS WHEREOF, Target, Acquiror and Merger Sub and Principal
Shareholder have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

TELLAN SOFTWARE, INC.

By: /s/ Donald L. Neff
   -----------------------------------------
      Donald L. Neff
      President and Chief Executive Officer
      CYBERCASH, INC.
By: /s/ George C. Pappas
   -----------------------------------------
      George C. Pappas
      Executive Vice President for Strategic Relations
      SHAKER ACQUISITION
      CORPORATION
By: /s/ James J. Condon
   -----------------------------------------
      James J. Condon
      President
      PRINCIPAL SHAREHOLDER
By: /s/ Donald L. Neff
   -----------------------------------------
      Donald L. Neff


                                       65